UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Nicor Inc.

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Nicor Inc.
P.O. Box 3014, Naperville, Illinois 60566-7014
630/305-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 14, 2011

The Annual Meeting of Stockholders of Nicor Inc. (“Nicor”) will be held at the Chase Auditorium in the Chase Tower, Plaza Level, 10 South Dearborn Street, Chicago, Illinois, on Tuesday, June 14, 2011, at 10:30 a.m. Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

1)	elect directors;

2)	non-binding advisory vote to approve the compensation of Nicor’s named executive officers as disclosed in the accompanying proxy statement;

3)	non-binding advisory vote on the frequency of a stockholder vote on the compensation of Nicor’s named executive officers;

4)	ratify the appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2011; and

5)	conduct other business properly brought before the meeting.

Only stockholders of record on the books of Nicor at the close of business on April 18, 2011 will be entitled to vote at the meeting. The stock transfer books will not be closed.

Paul C. Gracey, Jr.
Senior Vice President, General Counsel
and Secretary

April 26, 2011

IMPORTANT

Nicor has approximately 16,700 registered stockholders. Recent regulatory changes have made your vote even more important and we encourage you to vote promptly, whether you plan to attend the meeting or not. Please help save the company additional solicitation costs by voting your proxy today. As noted on the proxy card, you may vote your shares via a toll-free telephone number or over the internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. If you prefer, you may attend the meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2011.

Nicor’s Proxy Statement for the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders (including Form 10-K) for the year ended December 31, 2010 are available at www.nicor.com under “Annual Meeting Materials” in the “Investor” section.

Admission to the 2011 Annual Meeting

If you are a registered stockholder and plan to attend, please detach the admission ticket from the top of the enclosed proxy card and bring it with you to the annual meeting. If you are a stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to our principal executive offices at: Nicor Inc., Investor Relations, P.O. Box 3014, Naperville, IL 60566-7014. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. If your request is received by May 27, 2011, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at the Chase Auditorium in the Chase Tower beginning at 9:30 a.m. on the day of the annual meeting. An admission ticket (or other proof of stock ownership) and some form of photo identification will be required for admission to the annual meeting. Attendance at the meeting will be limited to stockholders of record as of the record date and one guest per stockholder, and to guests of Nicor. The Chase Auditorium in the Chase Tower is located at 10 South Dearborn Street in Chicago, Illinois.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nicor Inc. (“Nicor”), P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on June 14, 2011. Nicor will bear the cost of making solicitations of proxies from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. In addition to solicitation by mail, officers and employees of Nicor may solicit proxies by telephone, by facsimile or in person. A copy of Nicor’s 2010 Annual Report, the Proxy Statement and the Form of Proxy are scheduled to be mailed on or about April 26, 2011 to all stockholders of record on April 18, 2011.

VOTING

As of April 18, 2011, Nicor had outstanding 45,545,154 shares of Common Stock. Each share entitles the holder to one vote on each matter properly brought before the meeting. Stockholders have cumulative voting rights only for the election of Directors, whereby for each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees.

The presence of a majority of the votes of the shares of Nicor entitled to vote on a matter to be considered will constitute a quorum for that matter for purposes of the meeting. Shares of Nicor common stock entitled to vote on a matter and represented at the meeting but not voted, including shares for which proxies have been received but for which shareholders have abstained on any or all of the matters, will be treated as present at the meeting for purposes of determining the presence or absence of a quorum.

If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the nominees while shares held in the name of a broker which are represented at the meeting but not authorized to vote on these matters (“broker non-votes”) will not affect the outcome.

Under the listing requirements of the New York Stock Exchange (“NYSE”), brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Accordingly, a broker non-vote occurs when the broker is not permitted to vote on an item without instruction from the beneficial owner of shares of common stock and the beneficial owner gives no instruction as to voting of the shares. Under NYSE rules, it is expected that your broker or bank does not have discretionary authority to vote your shares on Proposals 1, 2 or 3.

With respect to Proposals 2 and 4, if a quorum is present, in person or by proxy, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon will be required for approval of Proposals 2 and 4. Shares represented at the meeting which abstain from voting on these proposals will have the effect of votes against the proposal, while broker non-votes will not affect the outcome. With respect Proposal 3, stockholders are asked to express their preference for one of three choices for future advisory votes on executive compensation — every year, every other year or every three years. Abstentions have the same effect as not expressing a preference.

You can revoke your proxy at any time before it is exercised by timely delivery to Nicor of a written statement that your proxy is revoked or of a properly executed, later-dated proxy, or by voting by ballot at the meeting. All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with the instructions set forth in the proxy. If you do not indicate how your shares should be voted on any of the Proposals 1, 2, 3 or 4, the shares, if represented by a properly executed proxy, will be voted as the Board of Directors recommends.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The names of the nominees are set forth below along with their business experience qualifications and other directorships currently held or previously held during the last five years, including directorships with companies whose securities are registered with the U.S. Securities and Exchange Commission (“SEC”). Each Director will also be a Director of Northern Illinois Gas Company, doing business as Nicor Gas Company (“Nicor Gas”), a subsidiary of Nicor.

ROBERT M. BEAVERS, JR.; Age 67
Director since 1992
Business experience: Chairman and Chief Executive Officer since 2008, Beavers Holdings; Chairman and Chief Executive Officer since 2003, Best Diamond Packaging (Paper Products); Chairman and Chief Executive Officer since 2000, Best Harvest Bakeries (Commercial Bakeries); Senior Vice President, 1980-1999, McDonald’s Corporation (Restaurants).

Directorship: Evergreen Bank.

Particular experience, qualifications, attributes or skills: Mr. Beavers worked for McDonald’s Corporation, the world’s largest fast-food retailer, for more than 30 years. During his career there, he served as a senior vice president, senior management liaison and a member of their board of directors. Mr. Beavers was the first African-American to hold several key company positions at McDonald’s and was responsible for approximately 2,000 U.S. restaurants that generated annual sales exceeding $2 billion. At 55 years of age, Mr. Beavers embarked on an entrepreneurial opportunity that resulted in the acquisition of a company that supplies baked goods to restaurants throughout Latin America and Europe.

Mr. Beavers’ in-depth experience in national and international corporate management, as well as his knowledge of industrial and commercial business development and entrepreneurial experience, qualify him to serve on Nicor’s Board of Directors. His experience working with commercial and industrial businesses and their energy needs provides Nicor’s Board of Directors with a valuable perspective. Mr. Beavers attended both George Washington University and Washington & Jefferson College. He currently sits on the board of directors of Washington & Jefferson College.

BRUCE P. BICKNER; Age 67

Director since 1996

Business experience: Independent consultant since 2002; formerly Chairman and Chief Executive Officer, 1985-2002, DEKALB Genetics Corporation (Agricultural Genetics and Technology); Executive Vice President, 1999-2002, and Co-President Global Seed Group, 1998-1999, Monsanto Company (Agricultural Seed, Traits and Chemicals).

Prior Directorship: AMLI Residential Properties Trust.

Particular experience, qualifications, attributes or skills: Mr. Bickner has extensive executive experience, which includes service as chairman and chief executive officer of DEKALB Genetics Corporation and as executive vice president of Monsanto Corporation, a leading global provider of agricultural products and systems. Additionally, he was associated with the law firm of Sidley Austin LLP, where he was a partner specializing in antitrust and securities and commodities matters. As a member of AMLI Residential Properties Trust audit committee, Mr. Bickner obtained valuable financial reporting expertise.

Mr. Bickner’s business leadership skills, knowledge of the securities and commodity markets, experience in financial reporting, legal training and board of director experiences qualify him to serve on Nicor’s Board of Directors. Mr. Bickner received his bachelor’s degree in political science with honors from DePauw University and his law degree with honors from the University of Michigan. He is a member of the Illinois and Wisconsin Bar Associations.

JOHN H. BIRDSALL, III; Age 67
Director since 1982
Business experience: Private investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of Nicor. (Containerized Shipping).

Particular experience, qualifications, attributes or skills: Mr. Birdsall has more than 40 years of experience working in the trucking services and containerized shipping business, having served as both the former owner and president of Tropical Shipping.

Mr. Birdsall’s knowledge and experience in the containerized shipping industry and his executive management skills qualify him to serve on Nicor’s Board of Directors. As the shipping industry has undergone numerous changes over the years, his vast experience in the business has provided Nicor’s Board of Directors with a valuable source of insight into containerized shipping and related areas, including equipment, security, port relations and business management. Mr. Birdsall received his bachelor’s degree in English from the University of Virginia.

NORMAN R BOBINS; Age 68
Director since 2007
Business experience: President and Chief Executive Officer since 2008, Norman Bobins Consulting LLC (Independent Consulting); Chairman since 2008, The PrivateBank — Chicago; President and Chief Executive Officer, 2006-2007, ABN AMRO North America; Senior Executive Vice President, 2002-2007, ABN AMRO Bank N.V.; President and Chief Executive Officer, 2003-2007, LaSalle Bank Corporation; Chairman, President and Chief Executive Officer, 2000-2007, LaSalle Bank; and President, 2005-2007, LaSalle Bank Midwest (Financial Institutions).
Directorships: AAR Corp.; PrivateBancorp, Inc.; SIMS Metal Management.

Particular experience, qualifications, attributes or skills: Mr. Bobins has held several senior executive positions at various banking institutions, including LaSalle Bank Corporation, which was one of the largest bank holding companies in the Midwest, and where Mr. Bobins served as chairman, chief executive officer and president.
Mr. Bobins has extensive knowledge of and experience in banking and finance, and his prominent position in the Midwestern business community, qualify him to serve on Nicor’s Board of Directors. Nicor also benefits from Mr. Bobins’ extensive experience in leadership roles with numerous business, civic and philanthropic organizations in the Chicagoland area, which helps provide Nicor with important business insights and access to other business leaders. He received his bachelor’s degree from the University of Wisconsin and his master’s degree in business administration from the University of Chicago. His honors and awards include the Distinguished Corporate Alumnus Award from the University of Chicago’s Graduate School of Business.

BRENDA J. GAINES; Age 61
Director since 2006
Business experience: Retired since 2004; formerly Chief Executive Officer 2002-2004, President, 1999-2004, Executive Vice President — Corporate Card Sales, 1994-1999, Diners Club North America, a division of Citigroup (Charge/Credit Cards).

Directorships: Federal National Mortgage Association (Fannie Mae); Office Depot, Inc.;      Tenet Healthcare Corporation.
Prior Directorship: CNA Financial Corporation.

Particular experience, qualifications, attributes or skills: Ms. Gaines has more than 25 years of experience working in the corporate and government arenas. She served as the deputy chief of staff and commissioner of housing for the City of Chicago. She has substantial training in corporate governance and has served as a speaker and panel member in various Risk Metrics certified courses on corporate governance, particularly those focusing on audit committees. As vice president, president and chief executive officer of Diners Club North America, Ms. Gaines led the activities for the North American franchise of the $29 billion Diners Club International network.

Ms. Gaines’ business leadership skills, marketing knowledge, and her experience in government service and on the boards of directors of other companies qualify Ms. Gaines to serve on Nicor’s Board of Directors. In addition, Ms. Gaines’ corporate governance training and experience provides Nicor’s Board of Directors with valuable insight and expertise. She received her bachelor’s degree from the University of Illinois and her master’s degree in public administration from Roosevelt University.

RAYMOND A. JEAN; Age 68
Director since 2005
Business experience: Retired since December 2008; formerly Chairman, President and Chief Executive Officer 2001-2008, Quanex Building Products Corporation (formerly Quanex Corporation) (Manufacturer — Engineered Building Materials and Components); formerly President and Chief Executive Officer 1999, Varlen Corporation.
Directorship: AMSTED Industries Incorporated.

Prior Directorships: Lindberg Corporation; Quanex Building Products Corporation; Varlen Corporation.
Particular experience, qualifications, attributes or skills: Mr. Jean has more than 40 years of experience working in the manufacturing industry, having served as chairman, president and chief executive officer of two publicly traded companies. During his tenure at each company, he demonstrated strategic business positioning capabilities and the ability to create shareholder value. Mr. Jean also has substantial experience and training in dealing with executive compensation issues.

Mr. Jean’s executive and board of director experiences, his business leadership and corporate governance skills qualify Mr. Jean to serve on Nicor’s Board of Directors. Mr. Jean received his bachelor’s degree in engineering physics from the University of Maine and his master’s degree in business administration from the University of Chicago.

DENNIS J. KELLER; Age 69

Director since 1994

Business experience: Retired since 2008; formerly Board Chair 1987-2008, Co-Chief Executive Officer 2002-2004 and Chief Executive Officer 1987-2002, DeVry Inc., as well as Board Chair 2002-2008, DeVry University, Inc. (Technical and Management Education).
Prior Directorships: DeVry Inc.; Ryerson, Inc.

Particular experience, qualifications, attributes or skills: Mr. Keller is a founder of DeVry Inc., which serves more than 120,000 students in 40 countries with programs leading to professional certifications, associate, baccalaureate and master’s degrees, and doctor of medicine and doctor of veterinary medicine degrees. Over the last 35 years, Mr. Keller has founded educational institutions, engineered several significant business acquisitions and completed an initial public offering, while also serving on the boards of several philanthropic organizations around the globe.

Mr. Keller’s entrepreneurial, business and organizational leadership skills qualify him to serve on Nicor’s Board of Directors. In addition, Mr. Keller’s extensive experience in the field of technical and management education provides Nicor with a unique source of knowledge and experience in executive and technical training. Mr. Keller holds a bachelor’s degree in economics from Princeton University where he was a National Merit Scholar, and a master’s degree in business administration from the University of Chicago where he was a Graduate School of Business Fellow.

R. EDEN MARTIN; Age 70
Director since 2005
Business experience: As of January 1, 2011, retired President 1999-2010, The Commercial Club of Chicago (Civic Group); Partner 1975-2004, Sidley Austin LLP (Legal Services).
Directorships: Aon Corporation; CBOE Holdings, Inc.

Particular experience, qualifications, attributes or skills: Mr. Martin has more than 35 years of experience in the legal field. He served as a partner and chairman of the management committee at the law firm of Sidley Austin LLP, handling cases before the Illinois Appellate and Supreme Courts, the United States Courts of Appeals and the Supreme Court of the United States. Among his clients were regulated companies, including railroads and public utilities. Mr. Martin also served as the president of the Commercial Club of Chicago, a civic organization comprised of senior business leaders in the Chicago area.

Mr. Martin’s knowledge of utility regulation, business leadership skills, service on other public company boards and in-depth legal training qualify him to serve on Nicor’s Board of Directors. Mr. Martin serves on the audit committee of Aon Corporation and is chairman of the audit committee of the Chicago Board Options Exchange. Mr. Martin served as in-house general counsel for Arthur Andersen & Company in the 1970s and later represented the accounting firm in various matters thereby enabling him to provide Nicor’s Board of Directors with a valuable source of legal insight. Mr. Martin’s prominent position in the Chicago-area business community also provides Nicor with a wide variety of business insights. Mr. Martin received his bachelor’s degree from the University of Illinois and both a master’s degree in government and law degree from Harvard University.

GEORGIA R. NELSON; Age 61
Director since 2005
Business experience: President and Chief Executive Officer since 2005, PTI Resources, LLC (Independent Consulting); President 1999-2005, Midwest Generation EME, LLC (Independent Power Producer); and General Manager 2002-2005, Edison Mission Energy-Americas (Independent Power Producer).

Directorships: Ball Corporation; Cummins Inc.

Prior Directorships: CalMat Corporation; Tower Automotive, Inc.

Particular experience, qualifications, attributes or skills: Ms. Nelson has 40 years of experience working in the energy industry. She has served as a senior executive for several U.S. and international energy companies. Her business responsibilities have included the management of both regulated utility operations and a large energy trading operation, as well as extensive international operations, construction, environmental and policy experience on four continents.
Ms. Nelson’s extensive knowledge of and involvement in the energy industry, her experience in risk assessment and corporate governance as well as her entrepreneurial and business leadership skills qualify her to serve on Nicor’s Board of Directors. Ms. Nelson has served as the chairperson of the National Coal Council and regularly speaks at energy conferences on topics related to the energy industry, including energy policy and sustainability. She is also a frequent lecturer at Northwestern University’s Kellogg Graduate School of Management and serves on the advisory committee of the Center for Executive Women at Northwestern. Ms. Nelson received her bachelor of science degree from Pepperdine University and her master’s degree in business administration from the University of Southern California.

ARMANDO J. OLIVERA; Age 61
Director since 2008
Business experience: President and Chief Executive Officer since 2003, Florida Power & Light Company (Electric Utility).

Directorship: Florida Power & Light Company.

Particular experience, qualifications, attributes or skills: Mr. Olivera is a 38-year veteran of the Florida Power and Light Company (FP&L), a large electric utility with over $10 billion in annual revenue. Throughout his career at FP&L, he has served in several senior executive positions, including his current title of president and chief executive officer of the company.

Mr. Olivera’s experience in and understanding of utility regulation, operations and finance as well as his strong business leadership skills qualify him to serve on Nicor’s Board of Directors. Mr. Olivera’s experience with FP&L also provides the Board of Directors with a source of perspective on the utility business outside the Midwest. He has served in a leadership role on a number of electric utility industry groups including chairman of the Florida Reliability Council, chairman of the Association of Edison Illuminating Companies, and president of the Southeastern Electric Exchange. He has also served in a number of community and educational organizations. He is currently a director of Enterprise Florida, an economic development organization, and a trustee of Cornell University. Mr. Olivera received a bachelor of science degree in electrical engineering from Cornell University and a master’s degree in business administration from the University of Miami.

JOHN RAU; Age 62
Lead Director; Director since 1998
Business experience: President and Chief Executive Officer since 2002, Miami Corporation (Private Asset Management); Chairman since 2000, Chicago Title and Trust Company Foundation (Charitable Foundation); President and Chief Executive Officer, 1997-2000, Chicago Title Corporation (Financial Services).

Directorship: First Industrial Realty Trust, Inc.
Prior Directorships: BorgWarner Inc.; Wm. Wrigley Jr. Company.

Particular experience, qualifications, attributes or skills: Mr. Rau is the chief executive officer of Miami Corporation, a private investment management concern. He has served as chief executive officer at two major public companies and dean of Indiana University’s Kelley School of Business. Mr. Rau also has served in leadership roles at numerous business, civic and philanthropic organizations. He has authored several dozen nationally published essays and reviews and a book on the characteristics of successful chief executive officers.
Mr. Rau’s strong leadership skills, his service on other boards of directors and his extensive knowledge of banking, finance, economics and real estate qualify him to serve on Nicor’s Board of Directors. Mr. Rau’s prominent position in the Midwestern business community helps provide Nicor with a wide variety of business insights and access to other business leaders. Mr. Rau received his bachelor’s degree from Boston College and a master’s degree in business administration from Harvard University where he was named the Goldman Sachs Finance Fellow.

JOHN C. STALEY; Age 69
Director since 2008
Business experience: Retired since 2001; formerly Area Managing Partner 1985-2001, Ernst & Young LLP (Accounting and Consulting Services).
Directorships: eLoyalty Corporation; Hospira, Inc.
Prior Directorship: CenterPoint Properties Trust.
Particular experience, qualifications, attributes or skills: Mr. Staley worked for Ernst & Young for more than 35 years. During that time, he served as tax practice coordinator in the company’s European headquarters, and later as area managing partner in Chicago. Mr. Staley is an expert in the areas of auditing, taxation and consulting practice.
Mr. Staley’s public accounting experience, legal training and business management skills qualify him to serve on Nicor’s Board of Directors. His experience with Ernst & Young provides the board of directors with a valuable source of accounting insight. Mr. Staley received a bachelor’s degree in accounting from Holy Cross College and his law degree from DePaul University. He also completed Harvard Business School’s Advanced Management Program.

RUSS M. STROBEL; Age 58
Director since 2004
Business experience: Chairman of the Board since November 2005, Chief Executive Officer since March 2005, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 — October 2002, Senior Vice President, General Counsel and Secretary, December 2000 — January 2002, Nicor, as well as Chairman since November 2005, Chief Executive Officer since 2003, President since 2002, Executive Vice President, General Counsel and Secretary, January 2002 — October 2002, Senior Vice President, General Counsel and Secretary, December 2000 — January 2002, Nicor Gas Company.
Particular experience, qualifications, attributes or skills: Mr. Strobel joined Nicor in 2000 as the company’s general counsel and corporate secretary. In 2002 he became president of Nicor Inc. and its largest subsidiary, Nicor Gas. In 2005, he assumed the roles of chairman and chief executive officer for both companies. In this capacity at Nicor, Mr. Strobel is responsible for all of the Nicor companies’ operations. Prior to his employment with Nicor, Mr. Strobel served as partner in the law firms of Altheimer & Gray, Jenner & Block and Friedman & Koven. During his practice of law, Mr. Strobel represented publicly and privately held companies, including utilities and natural gas pipelines, as well as governmental agencies, on a wide variety of subject matter areas including corporate finance, governance and accounting.
Mr. Strobel’s extensive knowledge of and experience with all aspects of the company’s business and its management, his prior legal experience and his role as chief executive officer qualify Mr. Strobel to serve on Nicor’s Board of Directors. Mr. Strobel received a bachelor’s degree from Northwestern University. He obtained his law degree with honors from the University of Illinois and is a member of the Illinois Bar Association.

The Board of Directors recommends that you vote FOR all the nominees.

CRITERIA FOR SELECTION OF DIRECTOR CANDIDATES

The manner in which the Board approves its slate of nominees for Directors (and, in the case of vacancies, appoints Directors) is described in Nicor’s Corporate Governance Guidelines, which are posted on Nicor’s website at www.nicor.com. The Board takes into account many factors in choosing Director candidates, including at a minimum, the size and the current composition of the Board, and the candidate’s ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of Nicor’s businesses on a technical level, other board service, educational and professional background, the possession of fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In applying the standards contained in Nicor’s Corporate Governance Guidelines, the Board considers diversity to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity as well as differences in race, gender and ethnicity. The Board believes that its efforts to achieve diversity within the Board have been effective.

DIRECTOR INDEPENDENCE

The Board of Directors has adopted standards for Director independence (Appendix A to this proxy statement) for determining whether a Director is independent from management. These standards are based upon the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board of Directors has affirmatively determined, based on these standards, that the following Directors, all of whom are standing for election to the Board, are independent: Messrs. Robert M. Beavers, Jr., Bruce P. Bickner, Norman R Bobins, John H. Birdsall, III, Raymond A. Jean, Dennis J. Keller, R. Eden Martin, Armando J. Olivera, John Rau, John C. Staley, Ms. Brenda J. Gaines and Ms. Georgia R. Nelson. Mr. Martin was a member of the board of directors of the United Way of Greater Chicagoland, a not-for-profit organization, at the beginning of 2010. Nicor made approximately $355,000 in contributions to United Way in 2010. The Board considered this information in making its affirmative determination that Mr. Martin is independent. The Board of Directors has also determined that the only Director who is standing for election to the Board who is not independent is Mr. Russ M. Strobel, Chairman, President and Chief Executive Officer of Nicor. Accordingly, 12 of the 13 Director nominees are independent. The Board has also determined that its Audit Committee, Compensation Committee and Corporate Governance Committee are all composed entirely of independent Directors.

BOARD LEADERSHIP STRUCTURE

The Board believes it is in the best interest of Nicor and its stockholders for the Board to have flexibility to determine who should serve as its Chairman, whether the Director is an outside Director or a member of executive management. This flexibility provides the Board with the freedom to select the most qualified and appropriate individual to serve as Chairman. Nicor stockholders have agreed. In 2006, they rejected by an overwhelming vote of almost six to one a shareholder proposal to require an independent Chairman.

The Board has selected Mr. Strobel, Nicor’s Chief Executive Officer, to serve as its Chairman. The Board has determined that Mr. Strobel has demonstrated the skill and commitment to perform the Chairman role effectively and that he has the confidence and cooperation of the other Directors.

Under Nicor’s bylaws, an independent Lead Director is designated every two years by the independent members of the Board. Mr. Rau serves as Nicor’s independent Lead Director. The duties and powers of the independent Lead Director, which are set forth in the bylaws, include the following: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of -independent Directors; (ii) serving as a liaison between the Chairman and the independent Directors; (iii) advising the Chairman as to the quality, quantity and timeliness of the flow of information from Nicor management that is necessary for the independent Directors to effectively and responsibly perform their duties (although Nicor management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material); (iv) approving meeting agendas for Board meetings and advising the Chairman with additional items that might be used in preparation of meeting agendas for committee meetings; (v) approving the schedule of Board meetings to assure there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent Directors; (vii) recommending to the Chairman the retention of consultants who report directly to the Board; (viii) assisting the Chairman in the recruitment and orientation of new Directors; (ix) being available for consultation and direct communication, if requested by major stockholders; and (x) performing such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.

Nicor’s Board is structured to promote independence whether or not its Chairman is a member of executive management. The entire Board, with the exception of Mr. Strobel, consists of independent Directors and the Audit Committee, the Compensation Committee and the Corporate Governance Committee are all composed entirely of independent Directors. The Lead Director is independent. Independent Directors meet in executive sessions that are not attended by management Directors or management at least three times per year. Furthermore, Nicor’s Board manages its risk oversight responsibility through the independent Audit Committee, which regularly reports to the full Board. Under the terms of its charter, the Audit Committee’s duties include discussion of Nicor’s guidelines and policies with respect to risk assessment and risk management with company management, the internal auditors and the independent registered public accounting firm. In fulfilling its risk oversight function, the Audit Committee discusses key risks with Nicor’s chief financial officer and its general counsel, with Nicor’s internal auditors and with Nicor’s independent registered public accounting firm. The Audit Committee also reviews Nicor’s quarterly financial filings, including the disclosure of risk factors. Therefore, there is ample opportunity for independent Directors to offer critical review of management.

EXECUTIVE SESSIONS

Nicor’s Corporate Governance Guidelines provide that the independent Directors will meet at least three times per year in executive session without management Directors, non-independent Directors or management present. These sessions will take place prior to or following regularly scheduled Board meetings.

The Lead Director facilitates communication with the Board and presides over regularly conducted executive sessions where the Chairman of the Board is not present. The Lead Director and each of the other Directors communicate regularly with the Chairman of the Board regarding appropriate agenda topics and other Board-related matters. Security holders may communicate with the Board of Directors by sending correspondence to the Senior Vice President, General Counsel and Secretary, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014. The Senior Vice President, General Counsel and Secretary will then submit the correspondence to the Board. Interested parties may communicate directly with the Lead Director by sending correspondence to the Lead Director, Board of Directors, Nicor Inc., P. O. Box 3014, Naperville, Illinois 60566-7014.

BOARD AND COMMITTEE MEETINGS

The Nicor Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. During 2010, there were 17 meetings of the Board of Directors, five meetings of the Audit Committee, four meetings of the Compensation Committee and three meetings of the Corporate Governance Committee. In 2010, except for Mr. Bobins, who recused himself from Board and committee meetings at which the Company’s strategic alternatives process was discussed, as described in more detail in the Form S-4/Joint Proxy Statement filed with the SEC by AGL Resources Inc., no director attended fewer than 75% of the total number of Board meetings plus applicable committee meetings held while he or she was a director. Mr. Bobins has been on the Board since 2007 and has attended more than 75% of the total number of Board meetings plus applicable committee meetings in all years prior to 2010, and, in the absence of Mr. Bobins’ decision to recuse himself from such Board and committee meetings, Mr. Bobins indicated that he would have attended more than 75% of the total number of Board meetings plus applicable committee meetings in 2010. Directors are expected to attend Nicor’s Annual Meeting of Stockholders and all were in attendance at the April 22, 2010 meeting.

The charters, which include the functions and responsibilities, for each of the Audit, Compensation and Corporate Governance Committees, as well as Nicor’s Corporate Governance Guidelines and Code of Ethics can be found under Corporate Governance in the Investor section on Nicor’s website at www.nicor.com. Any of the foregoing documents are available in print to any stockholder upon request. Requests may be made in writing to Nicor’s Senior Vice President, General Counsel and Secretary.

COMMITTEES OF THE BOARD OF DIRECTORS

The members of the Audit Committee are Messrs. Bickner (Chairman), Bobins, Martin and Staley and Ms. Nelson. The Audit Committee is responsible for, among other things, reviewing the operation of Nicor’s internal accounting and audit processes, and reviewing the independence, qualifications and performance of the independent registered public accounting firm. Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report.”

The members of the Compensation Committee are Messrs. Beavers, Birdsall, Jean (Chairman), Olivera and Rau. The Committee is composed of outside Directors, none of whom has interlocking relationships with Nicor and all of whom meet the independence requirements of the NYSE. The Committee is responsible for, among other things, reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive salaries and benefits. The Committee operates under a written charter adopted by the Board of Directors, which can be found under Corporate Governance in the Investor Section of Nicor’s website at www.nicor.com. Additional information regarding the Compensation Committee is included in this proxy statement under the captions “Compensation Committee Report” and “Compensation Consultants.”

The members of the Corporate Governance Committee are Messrs. Bobins, Keller, and Rau (Chairman) and Ms. Gaines. The Corporate Governance Committee has responsibility for, among other things, (i) developing criteria for selecting Directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending Director nominees for the next Annual Meeting of Stockholders; and (iii) developing and recommending to the Board corporate governance guidelines applicable to Nicor. The Corporate Governance Committee will consider written recommendations from shareholders of Nicor regarding potential nominees for election as Directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Stockholders of Nicor, such recommendations should be received in writing by the Senior Vice President, General Counsel and Secretary of Nicor no later than December 28, 2011. The Corporate Governance Committee will not evaluate nominees proposed by shareholders any differently than other nominees to the Board.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

Annual compensation for non-employee Directors for 2010 was comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees; and a cash award equal to the market value of 1,200 shares of Nicor Common Stock. Each of these components is described in more detail below. The total compensation paid in 2010 to our non-employee Directors is shown in the following table.

			Change in
			Pension
			Value and
	Fees		Nonqualified
	Earned		Deferred
	or Paid In	Stock	Compensation	Total
Name	Cash ($)	Awards ($)(1)	Earnings ($)(2)	($)

Robert M. Beavers, Jr.	83,000	52,416	2,785	138,201
Bruce P. Bickner	99,500	52,416	—	151,916
John H. Birdsall, III	92,000	52,416	91,985	236,401
Norman R Bobins	66,500	52,416	—	118,916
Brenda J. Gaines	83,000	52,416	—	135,416
Raymond A. Jean	101,000	52,416	—	153,416
Dennis J. Keller	81,500	52,416	1,108	135,024
R. Eden Martin	87,500	52,416	—	139,916
Georgia R. Nelson	86,000	52,416	—	138,416
Armando J. Olivera	84,500	52,416	—	136,916
John Rau	205,500	52,416	—	257,916
John C. Staley	86,000	52,416	—	138,416

(1)	The amounts shown are equal to the value of 1,200 shares of Nicor Common Stock issued under the Directors’ Stock Value Plan, valued at the closing price on September 1, 2010 of $43.68 per share.

(2)	Includes interest paid in excess of market rates for the Capital Accumulation Plan (Mr. Birdsall) as well as the increase in pension value under the Directors’ Pension Plan (Mr. Beavers and Mr. Keller).

ANNUAL BOARD/COMMITTEE RETAINER AND MEETING FEES

For service on the Boards of Nicor and Nicor Gas, non-employee Directors receive an annual retainer of $50,000, plus a $1,500 fee for each Board, Committee and stockholders meeting attended. Chairmen of the Audit, Compensation and Corporate Governance Committees are paid an additional retainer of $15,000 per year. Mr. Rau, Nicor’s Lead Director, received an additional payment of $100,000 for his role and responsibilities in merger-related activities in 2010. In addition, Mr. Birdsall serves on the Birdsall, Inc. Board and receives a $1,500 fee for each meeting attended.

DIRECTORS’ STOCK VALUE PLAN

Under the Directors’ Stock Value Plan, each non-employee Director receives a cash award on the first business day of the fifth month following the annual election of Directors equal to the then market value of 1,200 shares of Nicor Common Stock. A Director who is appointed to the Board during the Plan year receives a prorated cash award based on the portion of the Plan year that he/she was a Director. If the new Director is appointed to the Board after the first business day of the fifth month following the annual election of Directors, the new Director receives a prorated cash award on the date of appointment to the Board. Pursuant to an annual election of the Director, such amount may be received 100% in cash, half in the form of shares of Nicor Common Stock and the other half in cash, or deferred into the Deferred Compensation Plan. In 2010, Mr. Beavers, Mr. Bickner, Mr Birdsall, Mr. Bobins, Ms. Gaines, Mr. Keller, Ms. Nelson and Mr. Rau received cash; and Mr. Jean, Mr. Martin, Mr. Olivera and

Mr. Staley elected to defer their awards into the Deferred Compensation Plan. The cash awards were calculated based on the closing price of Nicor Common Stock on September 1, 2010 of $43.68 per share.

DEFERRED COMPENSATION PLAN

Directors may elect to defer the payment of retainers, fees and Directors’ Stock Value Plan awards. Such deferrals are credited with earnings using an interest equivalent option or a share unit option at the election of the Director. The interest equivalent option accrues interest quarterly at a prime interest rate. In 2010, the average prime interest rate for the interest equivalent option was 3.25%. Under the share unit option, deferred amounts are converted into share units based on the market price of Nicor Common Stock at the deferral date, with amounts equal to dividends and distributions paid on Nicor Common Stock during the interim converted to additional share units based on then-current market prices for Nicor’s Common Stock. At retirement, the number of share units in a Director’s account will be converted to interest equivalent units and will continue to earn interest until distributed to the Director. A Director may elect to defer payments from his or her account for up to five years subsequent to retirement and to receive payment of his or her account balance in quarterly installments over periods of up to 10 years. Once each year, a Director may switch all or part of the deferred balance between the interest equivalent option and the share unit option. Non-employee Directors as a group received 13,664 share units for compensation deferred and dividends paid during 2010, with an average price per share of $44.29.

CAPITAL ACCUMULATION PLAN

Under the terms of the Capital Accumulation Plan, John H. Birdsall, III deferred a portion of his salary during his employment with Nicor in 1984 and 1985. The deferred amounts earn interest at a rate of 21% per annum. Mr. Birdsall began receiving installment distributions from the Plan in January 2009. No other Directors participate in the Capital Accumulation Plan.

DIRECTORS’ PENSION PLAN

Effective May 3, 1995, the Directors’ Pension Plan was discontinued for any new non-employee Directors and the accrual of additional benefits ceased. Only those non-employee Directors who were participants prior to May 3, 1995 continue in the Plan — including current Directors Robert M. Beavers, Jr. and Dennis J. Keller. At retirement, the Director will be entitled to annual cash payments of $25,000 over a period of years equal to their participation in the Plan. The discount rate applied in quantifying the present value of the accrued benefit is the same as that rate applied to the Nicor Companies Pension and Retirement Plan.

INSURANCE PLAN

Non-employee Directors also receive insurance coverage up to a maximum amount of $500,000, payable in the event of accidental death or disability. Coverage under this Plan ceases on the date the Director terminates or retires from the Board of Directors.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Stock ownership guidelines have been established for non-employee Directors to align their interests with those of the shareholders and to strengthen their focus on activities that create shareholder value. Each non-employee Director is expected to own Nicor shares or share equivalents equal to at least three times the Director’s annual retainer plus fees. Non-employee Directors are asked to comply with these guidelines within five years of becoming a Director.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of Nicor Common Stock beneficially owned by each of Nicor’s Directors and the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group as of April 18, 2011, with sole voting and investment power except as otherwise noted, and share units held by Directors under the Directors’ Deferred Compensation Plan and by executive officers under the Stock Deferral Plan. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock and no Director or executive officer owns any shares of Preferred Stock. Company policy does not permit Directors or any employees to hedge the value of Nicor’s equity securities granted to them as compensation or otherwise held by them, including through the purchase of financial instruments such as equity swaps, collars or exchange funds.

	Shares		Directors’
	Beneficially		Deferral
Name of Beneficial Owner	Owned		Plan Units (1)

Robert M. Beavers, Jr.	18,570		—
Bruce P. Bickner	13,929		—
John H. Birdsall, III	331,841		—
Norman R Bobins	1,911		—
Rocco J. D’Alessandro	37,931	(2)(3)	—
Daniel R. Dodge	34,422	(2)(3)	—
Brenda J. Gaines	1,814		—
Paul C. Gracey, Jr.	48,982	(2)(3)	—
Richard L. Hawley	89,559	(2)(3)	—
Raymond A. Jean	6,871		13,139
Dennis J. Keller	5,000		34,904
R. Eden Martin	4,762		12,954
Georgia R. Nelson	2,107		573
Armando J. Olivera	—		7,384
John Rau	6,700	(3)	981
John C. Staley	—		3,655
Russ M. Strobel	246,482	(2)(3)	—
Directors and Executive Officers as a Group (24 persons)	1,005,723	(2)(3)
Percentage of class	2.2

1)	Share units held in the Directors’ Deferred Compensation Plan and payable in cash. The value of these share units depends directly on the performance of Nicor Common Stock.

2)	Includes shares or share equivalents held pursuant to employee benefit plans as follows: (a) shares individuals have a right to acquire or will have the right to acquire within 60 days through the exercise of stock options: Mr. D’Alessandro, 13,500; Mr. Dodge, 14,400; Mr. Gracey, 28,400; Mr. Hawley, 42,600; Mr. Strobel, 18,400; and all executive officers as a group, 147,500; (b) shares held by the Nicor Savings Investment and Thrift Trust or Birdsall Retirement Savings Plan for: Mr. Dodge, 2,075; Mr. Hawley, 3,569; and all executive officers as a group, 44,909; (c) share unit equivalents credited to their accounts under the Stock Deferral Plan, which enables officers to defer, and convert, up to 50 percent of their cash awards from the Annual Incentive Compensation Plan or Long Term Incentive Plan into Nicor Common Stock, the receipt of which is deferred: Mr. D’Alessandro, 8,223; Mr. Hawley, 4,296; Mr. Strobel, 101,009; and all executive officers as a group, 130,543; and (d) restricted and deferred restricted shares and units granted under the 2006 Long-Term Incentive Plan which can be forfeited under certain conditions: Mr. D’Alessandro, 12,330; Mr. Dodge, 11,460; Mr. Gracey, 11,620; Mr. Hawley, 24,690; Mr. Strobel, 98,600; and all executive officers as a group, 203,551.

3)	Includes shares held jointly or in common with a spouse, by a spouse; in trust or shares with power of attorney authorization as follows: Mr. D’Alessandro, 3,878; Mr. Dodge, 400; Mr. Gracey, 8,908; Mr. Hawley, 14,404; Mr. Rau, 5,500; Mr. Strobel, 28,473; and all Directors and executive officers as a group, 64,926.

TRANSACTIONS WITH RELATED PERSONS

The Vanguard Group, Inc. was a beneficial owner of more than 5% of Nicor’s common stock during 2010. Nicor and The Vanguard Group, Inc. or its subsidiaries (the “Vanguard companies”) are parties to several transactions. Vanguard serves as the trustee and recordkeeper for the Nicor Companies Savings Investment Plan, the Nicor Gas Thrift Plan and the Birdsall Retirement Savings Plan (the “401(k) Plans”). Vanguard also serves as the recordkeeper for the Nicor Inc. Supplemental Senior Officer Retirement Plan (the “SOR Plan”), the Nicor Companies Pension and Retirement Plan (the “Retirement Plan”), and the Nicor Inc. Salary Deferral Plan (the “Salary Deferral Plan”).

During 2010, Vanguard was paid approximately $1,185,365 for trustee, recordkeeping and asset management services for the 401(k) Plans based on Plan assets as of December 31, 2010; and $15,670 for recordkeeping and asset management services for the SOR Plan; and $187,930 and $25,000 as recordkeeper for the Retirement Plan and the Salary Deferral Plan, respectively.

The Corporate Governance Committee of Nicor’s Board of Directors has adopted a written procedure to be followed in connection with related person transactions involving Nicor. The above transactions were reviewed, determined to be fair and reasonable to Nicor, and ratified by the Corporate Governance Committee in accordance with this procedure. Under the procedure, related person transactions involving executive officers, Directors or Director nominees of Nicor, or beneficial owners of more than five percent of Nicor’s common stock, are to be reviewed by the Corporate Governance Committee, which must determine whether to approve or ratify them. Under the procedure, a related person transaction is any transaction in which Nicor participates and the amount involved exceeds $120,000 and in which an executive officer, Director, Director nominee or beneficial owner of more than five percent of Nicor’s common stock had or will have a direct or indirect material interest. In evaluating a related person transaction, the Corporate Governance Committee considers the relationship or interest of the executive officer, Director, Director nominee or beneficial owner of more than five percent of Nicor’s common stock involved and the material facts of the transaction. In approving or ratifying the transaction, the Corporate Governance Committee must determine that the transaction is fair and reasonable to Nicor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership and transactions in Nicor stock by Directors and executive officers of the company are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934. Nicor believes that during 2010 its Directors and executive officers complied with all such filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information regarding any person or institution that is known to Nicor to be the owner of more than five percent of Nicor’s Common Stock. This information is as of December 31, 2010, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

	Number of
Name and Address of Beneficial Owner	Common Shares Owned	Percent of Class

BlackRock, Inc.(1)	4,549,683	9.99%
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.(2)	2,705,934	5.94%
100 Vanguard Boulevard Malvern, PA 19355
State Street Corporation(3)	2,313,663	5.10%
One Lincoln Street Boston, MA 02111

(1)	BlackRock, Inc. filed a Schedule 13G with the U.S. Securities and Exchange Commission on February 7, 2011. The Schedule 13G states that, as of December 31, 2010, BlackRock, Inc. has sole voting and sole disposition power over 4,549,683 shares.

(2)	The Vanguard Group, Inc. filed a Schedule 13G with the U.S. Securities and Exchange Commission on February 10, 2011. The Schedule 13G states that, as of December 31, 2010, The Vanguard Group, Inc. has sole voting power over 97,807 shares, sole disposition power over 2,608,127 shares and shared disposition power over 97,807 shares.

(3)	State Street Corporation filed a Schedule 13G with the U.S. Securities and Exchange Commission on February 11, 2011. The Schedule 13G states that, as of December 31, 2010, State Street Corporation has sole voting power over 0 shares, shared voting power over 2,313,663 shares, sole disposition power over 0 shares and shared disposition power over 2,313,663 shares.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the 2010 Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in Nicor’s Annual Report on Form 10-K and Proxy Statement.

Compensation Committee of the Board of Directors of Nicor Inc.

Raymond A. Jean, Chairman	Robert M. Beavers, Jr.	John H. Birdsall, III	Armando J. Olivera	John Rau

COMPENSATION DISCUSSION AND ANALYSIS

PHILOSOPHY AND OVERVIEW OF COMPENSATION

Nicor’s compensation program is designed to support its business strategy and to be one component in Nicor’s “total rewards” approach to compensation and benefits. Nicor’s compensation program supports the business strategy by being structured to emphasize financial and operating performance and recognize strategic issues, as each specifically relates to Nicor’s business objectives. In addition, Nicor’s executive compensation is designed to assure that we have capable management motivated to serve shareholder, customer and employee interests.

The goals of Nicor’s executive compensation program are to:

•	attract, motivate and retain top talent;

•	provide competitive, market-based plans;

•	align leadership and shareholder interests;

•	link rewards with business performance; and

•	reinforce Nicor’s culture that promotes a successful work environment, helps us achieve business results and supports Nicor’s shared values.

Nicor’s executive compensation program forms a part of Nicor’s “total rewards” approach, which includes intangible benefits of employment with the Company, such as training opportunities, support of community involvement and work/life balance. These total reward intangibles are also considered when setting appropriate levels of tangible compensation, such as salary and incentives.

The compensation program for Nicor’s chief executive officer, chief financial officer and the three most highly compensated officers (the “NEOs”) is discussed on the following pages.

The primary elements of Nicor’s 2010 compensation program are outlined in the following chart:

Element	Purpose	Characteristics
Base Salary	Fixed element of pay for an individual’s primary duties and responsibilities	Base salaries are reviewed annually and are set based on competitiveness versus the external market, individual performance and internal equity

Annual Incentive	Paid only upon the achievement of specified annual corporate and/or subsidiary financial or operating goals	Performance-based cash opportunity; amount earned will vary relative to the targeted level based on actual results achieved

Nicor Long-Term Incentive - Performance Cash Units	Paid only upon achievement of specific multi-year performance goals to align management and shareholder interests and reward key executives who have the ability to contribute materially to the long-term success of Nicor	Performance-based long-term cash opportunity; amounts earned/realized will vary from the target award based on relative total shareholder return compared to the companies in the Standard & Poor’s (S&P) MidCap 400 Utilities Group over a three-year performance cycle

Nicor Long-Term Incentive - Restricted Stock Units	Plan designed to enhance executive stock ownership, align management and shareholder interests and provide an incentive for retention	Target value of awards are based on competitive market pay levels and internal equity, while actual awards are determined using a “Value Driver Scorecard”, which measures performance in strategic categories; awards vest at the end of a four-year period

Employee Benefits	Provide for basic life and income security needs	Fixed component; retirement contributions or benefits are tied to base salary only or base salary plus annual incentive, depending on the plan

Compensation Committee Role and Use of Consultants

The Compensation Committee of Nicor’s Board of Directors (the “Committee”) is responsible for setting and approving all compensation paid to Nicor’s executive officers. In early 2010, the Committee set and approved compensation for all NEOs. The Committee has retained an independent consultant to assist in setting such compensation. The Consultant is engaged by and reports directly to the Committee. The primary role of the Consultant is to provide the Committee with objective analysis, advice and information. The Committee requests information from the Consultant as it deems appropriate to aid in the evaluation and structuring of Nicor’s executive compensation programs, practices and plans. Specifically, the Consultant provides assistance with:

•	competitive market pay data gathering;

•	summarizing and communicating market trends related to compensation program design; and

•	advisory support related to executive pay issues.

The Committee retained Towers Watson as its Consultant for the majority of 2010. During 2010, the principal consultant used by the Committee moved from Towers Watson and joined a new firm, Pay Governance LLC. As a result, the Committee engaged Pay Governance LLC as its Consultant during the latter half of the year.

In its deliberations, the Committee also meets with the Chief Executive Officer and other members of senior management, as appropriate, to discuss the application of competitive market surveys and incentive program design (pay and performance) relative to the particular structure and needs of Nicor. Specifically, management communicates with the Committee about annual incentive performance goals and targets and business dynamics that influence pay decisions, including recruiting, retaining and motivating employees. However, management is not involved in the Committee’s final compensation deliberations and decisions.

Setting of Compensation

Target total compensation for Nicor’s NEOs is established by reference to competitive market data. The Company defines “competitive market” as +/-15% of the targeted competitive positioning, as follows:

		Targeted Cash		Targeted Total Direct
		Compensation	Targeted Long-Term	Compensation
	Data Sources(1)	Positioning(2)	Incentive Positioning	Positioning(3)

Nicor Inc. Officers	General and Energy Services Industry Compensation Surveys	50th Percentile	50th Percentile	50th Percentile
Mr. D’Alessandro	Energy Services Industry Compensation Surveys	50th Percentile	50th Percentile	50th Percentile

(1)	All data are adjusted to reflect Nicor’s relative size, as defined by company revenues

(2)	Cash Compensation is the sum of Base Salary + Annual Incentive

(3)	Total Direct Compensation is the sum of Base Salary + Annual Incentive + Long-term Incentive

Specifically for 2010, Towers Watson gathered compensation survey data with respect to energy services and general industry companies for all NEOs as well as, other relevant market practices and trends. For the CEO, data for peer companies of similar size to Nicor was utilized. These data sources reflect the relevant labor markets in which Nicor competes for executive talent, and therefore summarize the competitive market for these positions. For survey data, the Committee reviews only aggregate data and does not review data specific to any individual company.

This information was then considered in reviewing the recommendations by management regarding the design of the executive pay program and was referred to in setting Nicor’s various elements of compensation. Each NEO’s total compensation was then generally targeted to the median of the competitive market data used in setting his compensation. In addition to reviewing the competitive market information, an executive’s target compensation can vary from the targeted range to account for:

•	overall corporate financial and operating performance;

•	the executive’s performance;

•	the executive’s individual responsibility and experience;

•	internal pay equity; or

•	the Chief Executive Officer’s recommendation (as applicable to NEOs other than Mr. Strobel).

Prior years’ awards and payout levels are not factored into the compensation decisions.

In 2010, Mr. Strobel’s total compensation was also compared to the pay provided to the chief executive officers (“CEOs”), as disclosed in the most current proxy statements available at the time of the analysis, of the following companies, as a secondary reference point:

AGL Resources	EQT Corp	New Jersey Resources	Southwest Gas
Alliant Energy	Integrys Energy Group	Northwest Natural Gas	WGL Holdings
Atmos Energy	Laclede Group	NSTAR	Wisconsin Energy
DTE Energy	National Fuel Gas	Questar

The Committee has elected to review proxy data for CEOs within this peer group to assist the Committee’s understanding of the current competitive pay levels for the CEO position within Nicor’s industry. The review has historically been limited to the CEO position, as it is the most easily defined and identifiable position across companies. The peer group is comprised of companies with extensive gas operations and revenues of similar size to Nicor, providing readily available compensation information for the CEO position. The Committee intends to maintain as much consistency in this group year over year so as not to create undue volatility in the compensation data. However, the Committee reviews the composition of this group periodically to recognize any changes in Nicor’s business, peer group company characteristics and/or industry dynamics. The composition of this group was last modified in 2008 to reflect changes in company size and acquisitions.

Mr. Strobel’s pay package is set by the Committee during executive session based on the Committee’s assessment of his individual performance and the financial and operating performance of Nicor. He does not play any role in determining his own compensation.

2010 COMPENSATION DISCUSSION

In 2010, consistent with its compensation philosophy for the NEOs, Nicor targeted total direct compensation to approximate the 50th percentile of the relevant competitive market. To achieve the desired competitive target total direct compensation, Nicor sets each NEO’s base salary and target annual and long-term incentive award values to be near the 50th percentile of the relevant competitive market. This approach creates some variation compared to the relevant competitive market by component of compensation, but supports Nicor’s philosophy of delivering a level of total direct compensation that is near the 50th percentile.

For 2010, each NEO’s actual base salary, targeted total annual cash compensation and targeted total direct compensation was either within the target range of their competitive market (as defined above) or below. The following is a discussion of each element of compensation.

Base Salary

Base salaries are reviewed annually and are set within a broad-band structure based on individual performance, competitiveness versus the external market, and internal equity. The market 50th percentile data from the relevant competitive market serve as the market reference points against which executive pay is targeted.

Annual Incentives

Nicor’s financial and operational performance is considered in determining the amount, if any, of awards earned under the annual incentive plans. These annual incentive opportunities are established as a percentage of an NEO’s base salary and are targeted, combined with such base salary, at approximately the 50th percentile of the NEO’s competitive market, with the opportunity to earn more for superior performance or less for below-target performance. Actual annual incentive payments each year can range from 0% to 150% of the target opportunity, depending on performance results.

The actual amount payable depends upon attainment of specified performance goals relating to net income and in certain instances upon attainment of various financial and operational goals. Net income was selected as the primary measure of corporate performance, as Nicor believes it is a comprehensive measure that aligns with shareholder interests and summarizes our achievement of budgeted operating and financial goals.

If actual performance for a given goal equals the targeted goal, then the NEO earns an incentive payout equal to 100% of his target opportunity as a percent of base salary. If maximum performance is achieved, then the NEO can receive 150% of their target opportunity. If performance for a given goal is below an established threshold amount, then no amount is payable. The Committee approves the goals at the outset of the performance year and discusses with management budget expectations and assumptions. Following are the performance measures used for 2010 and actual performance results:

				Actual
	Threshold	Targeted	Maximum	Performance	Payout %
Performance Measures*	Goal	Goal	Goal	Results	of Target

Payout Level (% of Target)	50%	100%	150%
Nicor Gas Net Income	$77.7	$97.1	$116.5	$99.7	106.8%
Nicor Non-Utility Net Income	$39.0	$48.8	$58.6	$41.3	61.9%
Seven Seas Operating Income	$7.2	$9.0	$10.8	$11.7	150.0%
Nicor Gas Operational O&M	$227.4	$217.4	$207.4	$206.6	150.0%
Other Energy Ventures Pre-Tax Income	$23.9	$29.9	$35.9	$33.0	125.8%

*	Dollar amounts are in millions. The net income performance measures are based on Nicor’s GAAP results, which are adjusted for certain items, primarily merger-related costs and amounts attributable to a partial weather offset to Nicor Gas’ weather exposure associated with utility-bill management contracts offered by the Other Energy Ventures (OEV) businesses. The OEV Pre-Tax Income target and actual goal results are both based on GAAP income before taxes for the OEV businesses except for Nicor Enerchange for which GAAP results are adjusted for fair value accounting versus accrual accounting for gas in storage and certain energy-related contracts.

In 2010, Nicor added a Return on Equity (ROE) modifier to the annual incentive program. The role of the ROE modifier is to incorporate a measure of value creation that would reflect the nature and evolution of the business for which the performance expectation could be determined and measured separate from annual budgeting and goal setting. Due to the more strategic nature of this goal, the ROE modifier was only applied for select Nicor officers, including: Mr. Strobel, Mr. Hawley and Mr. Gracey. The annual incentive awards under the annual incentive program described above may be increased or decreased 20% based on ROE performance. The goals for the ROE measure are established by the Committee based on Nicor’s historical ROE performance and peer group ROE performance. The modifier is based on the following range of annual ROE performance:

Annual Incentive
Nicor Inc. ROE Performance	Award Modifier

Less than 10%	-20%
Between 10% and 13%	0%
Greater than 13%	+20%

For 2010, the company achieved ROE performance of 13.17% after adjusting for merger related costs. Based on performance being greater than 13%, the Committee applied the ROE modifier of +20% to the annual incentives of the affected officers, increasing their payout by a total of $200,772.

For 2010, the target opportunity as a percentage of base salary for each of the Nicor NEOs, the weighting of each goal in determining their annual incentive and actual payout based on target results achieved, as described on the previous page, were as follows:

			Actual % of
	Targeted % of 2010		2010 Base
Named Executive Officer	Base Salary	Weighting of Performance Measures	Salary Earned
Russ M. Strobel	90%	65% Nicor Gas Net Income 35% Non-Utility Net Income	98.4%

Richard L. Hawley	55%	65% Nicor Gas Net Income 35% Non-Utility Net Income	60.1%

Rocco J. D’Alessandro	45%	65% Nicor Gas Net Income 15% Nicor Gas Operational O&M 20% Nicor Gas Operational Measures (five measures weighted 4% each)	54.0%

Paul C. Gracey, Jr.	40%	65% Nicor Gas Net Income 20% Non-Utility Net Income 15% Seven Seas Operating Income	50.1%

Dan R. Dodge	45%	75% Other Energy Ventures Pre-Tax Income 25% Midstream Project Milestones	48.1%

The actual percent of 2010 base salary earned was determined for each officer by multiplying the targeted percent of base salary by the percent payout achieved for each of the weighted performance measures (shown earlier in the discussion as a result of actual performance). For officers affected by the ROE Modifier (Mr. Strobel, Mr. Hawley and Mr. Gracey the initial amount of actual percent of 2010 base salary earned was increased by the +20% ROE modifier.

For Mr. D’Alessandro and Mr. Gracey, the annual incentive is partly dependent on performance against various financial and operational goals of the subsidiary companies they directly oversee. For Mr. Gracey, the additional goal is based on the operating income of Seven Seas, a cargo insurance company within the Tropical Shipping segment of the company that reports to him.

For Mr. D’Alessandro, Operational Operating and Maintenance expense (O&M) was selected as a performance measure because it further aligns his awards with the achievement of key performance measures that are directly related to his position as Executive Vice President-Operations of Nicor Gas. Operational O&M reflects the ability of Nicor Gas to manage its cost structure, which is critical to keeping the gas distribution costs that are allocated to customers reasonable. Operational O&M is calculated by taking Nicor Gas’ operating and maintenance expense and adjusting it to exclude cost recovery riders and items impacted by natural gas prices.

For Mr. D’Alessandro, additional goals consist of five operational measures based on key performance metrics, each weighted at 4%. The measures are designed to promote safety, improve customer service levels and lower customer gas costs, all of which are measured on an annual basis. The actual results of each operational performance measure as well as the threshold, targeted and maximum goals are set forth in the following table:

					Actual
		Threshold	Targeted	Maximum	Performance	Payout %
Operational Performance Measures	Weighting	Goal	Goal	Goal	Results	of Target

Payout Level (% of Target)		50%	100%	150%
Accurate and Timely Billing(1)	4%	96.8%	98.0%	98.6%	98.7%	150.0%
Lowest Gas Supply Cost(2)	4%	Rank 5th	Rank 1st or 2nd	Rank 1st and achieve costs 10% below median	Ranked 2nd	100.0%
Priority Response(3)	4%	95.0%	95.5%	96.0%	96.3%	150.0%
Hit Ratio(4)	4%	.60	.50	.40	.33	150.0%
Telephone Service Level(5)	4%	65%	70%	75%	75.3%	150.0%

(1)	Accurate and Timely Billing measures the percent of utility bills issued without a billing exception.

(2)	Lowest Gas Supply Cost measures the rank of Nicor Gas’ gas supply costs relative to other major Illinois natural gas utilities.

(3)	Priority Response measures the percent of responses within one hour to Nicor Gas leak calls at customer premises.

(4)	Hit Ratio measures the ratio of natural gas line hits due to locator fault per 1000 locates.

(5)	Telephone Service Level measures the percent of all calls answered within 30 seconds.

Mr. Dodge has 25% of his annual incentive opportunity tied to the development of a natural gas storage facility in northern California, referred to as the Midstream Project. Mr. Dodge is responsible for the development of the storage facility and bringing it into service. Accordingly, his annual incentive for 2010 was partially tied to: meeting certain project milestones in 2010 in order to meet the scheduled in-service date, not incurring penalties, managing labor costs and focusing on certain other items associated with meeting the time schedule, as follows:

Midstream Project Milestones
Performance Measures	Weighting	Threshold Goal	Targeted Goal	Maximum Goal

Payout Level (% of Target)		50%	100%	150%
1) Receive Corps of Engineers Permit	33%	1st wk. of Dec.	3rd wk. of Aug.	1st wk. of Aug.
2) Receive California Public Utility Commission Certificate	33%	3rd wk. of Sept.	3rd wk. of Aug.	3rd wk. of Jul.
3) Issue Compressor Contractor RFP	33%	4th wk. of Sept.	1st wk. of Sept.	2nd wk. of Aug.

The CEO maintained discretion to assess Mr. Dodge’s performance on these milestones taking into account relevant circumstances. For 2010, the specific milestone dates for all goals were delayed due to justifiable circumstances that were beyond the control of the business, as stated below:

1)	Receive Corps of Engineers Permit — Held up due to delays with government agencies; to be issued in early 2011

2)	Receive California Public Utility Commission Certificate — Approval received in October 2010 due to regulatory review timing

3)	Issue Compressor Contractor RFP — Elected to break the Request For Proposal (RFP) into different components than originally contemplated. Issued an RFP for the civil work in the 4th week of August 2010, but did not issue an RFP for the mechanical work.

However, the project is still targeted to meet the scheduled in-service date and projected economic results. Therefore, the CEO recommended to the Committee that performance warranted a payout at 50% of target for all measures, which amounts to $17,634.

For all NEOs the Committee may make appropriate upward or downward adjustments to the annual incentive payments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted. The only adjustments made to 2010 awards were those described above related to the Midstream Project.

Long-Term Incentives

In 2010, Nicor delivered 50% of target long-term incentive compensation to the Nicor NEOs through performance cash units (“PCUs”) and 50% through time-vested restricted stock units (“RSUs”). This award mix was established based on:

•	Nicor’s stated compensation principles to align leadership interests with shareholders;

•	linking rewards with business performance;

•	competitive market practices; and

•	retention of key talent.

The targeted opportunity as a percentage of base salary for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge was 200%, 105%, 70%, 65% and 70%, respectively.

PCUs awarded in 2010 have a performance period of 2010 through 2012, with each performance unit valued at $1.00. The number of performance units earned at the end of the three-year performance period depends on Nicor’s three-year total shareholder return (“TSR”) i.e., the value received by shareholders in increased stock price, as well as dividends relative to the other companies in the S&P MidCap 400 Utilities Group. The potential number of performance units earned can range from 0% to 200% of the number granted as shown in the table below:

Performance Unit Multiplier Schedule*
Nicor TSR Ranking	Payout Multiple

90th Percentile or higher (Maximum)	200%
50th Percentile (Target)	100%
25th Percentile (Threshold)	25%
Below 25th Percentile	0%

*	Values between the data points will be interpolated.

A payout of 100% of the units granted is achieved when Nicor’s performance is at the 50th percentile of the total shareholder return for the companies in the S&P MidCap 400 Utilities Group. Zero payout is made if Nicor’s performance is below the 25th percentile, 25% payout if performance is at the 25th percentile and 200% payout is made if Nicor’s performance is at the 90th percentile or higher.

PCUs earned in 2010 having a performance period from 2008 through 2010 were paid in 2011. The 2008 PCUs were payable at 100% of the units granted if Nicor’s performance was at the 50th percentile of the total shareholder return as compared to the S&P MidCap 400 Utilities Group. Nicor’s actual performance was at the 76th percentile resulting in payout of 165% of the units granted. The Committee in its discretion may make downward adjustments to awards of PCUs. No adjustments were made.

RSUs vest based on continued employment at the end of a four-year period, retirement, change in control, death or disability. Prior to 2010, the targeted number of RSUs were typically granted to individuals based on competitive market pay levels and internal equity. Beginning in 2010, the Committee adopted a Value Driver

Scorecard modifier to determine RSU grant sizes. This defined a process by which the Committee may increase or decrease the total number of RSUs awarded by creating a RSU modification pool.

The RSU modification pool is based on a portion of targeted RSUs granted by individual (excluding the CEO) multiplied by a modification factor of up to +/- 20%. The modification factor is determined by the Committee based on the performance against six categories in the Value Driver Scorecard shown below. The RSU modification pool is allocated to LTIP participants according to the CEO’s discretion. The CEO’s targeted individual RSUs are increased or decreased by the Committee’s modification factor. For 2010, the portion of the RSU target pool impacted by the Value Driver Scorecard was 25%, the portion will increase to 35% in 2011, and to 50% in 2012 and beyond.

The Value Driver Scorecard was adopted to incorporate an assessment of management’s performance on strategic value drivers into the long-term compensation process. Value drivers reflect controllable factors aligned with shareholder value creation that the Committee can evaluate on an annual basis. Each of the six Value Driver categories and the performance criteria considered when assessing overall strategic value creation are described in more detail below:

Value Driver Category	Performance Criteria

Dividend Yield	•	Yield versus peers
	•	Payout ratio versus peers
	•	External messaging
Return on Equity	•	ROE in line with peers
Earnings Mix & P/E Ratio	•	Mix evolution & market perspective
Regulatory Risk Management	•	Milestones
	•	Rate case results
	•	Challenges and opportunities
Strategic Milestones	•	Maintain business and assets
	•	Grow storage prudently over next 10 years
Strategic Planning Quality	•	Ensure planning utilizes Clarity, Consistency, Process and Execution

For 2010, the Committee reviewed the company’s performance against the Value Driver Scorecard and determined an overall score. The score was utilized to determine a modification factor of +5%. This resulted in an increase of RSUs granted to recognize positive performance in the six categories. As a result, two NEOs received increased awards: Mr. Strobel 230 additional RSUs and Mr. Hawley 100 additional RSUs.

Generally, at the time of vesting, shares of Nicor’s common stock are delivered to the NEO. However, except in the case of change in control, death or disability, Mr. Strobel’s shares are not delivered until six months following his separation of service. The delivery of Mr. Strobel’s stock is deferred until following his termination of employment as otherwise it is anticipated that the amount payable could exceed the limits on deductible, non-performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, in order to allow the payment of the RSUs to Mr. Strobel to be deductible by Nicor, they are deferred until after he is no longer an NEO.

Except in the case of grants made to newly hired executives as an inducement to employment, all equity grants are made only once during the year, at the regularly scheduled March meeting of the Committee.

Employee Benefits

The NEOs participate in health, welfare and qualified retirement programs available to all employees. In addition, Mr. D’Alessandro participates in a tax-qualified defined benefit pension plan provided for employees hired prior to January 1, 1998. Nicor also provides NEOs with the option to participate in, and accrue benefits under, various nonqualified retirement plans. The NEOs are also eligible to participate in deferred compensation arrangements, the Salary Deferral Plan and the Stock Deferral Plan. Participation in these nonqualified plans is intended to provide executives with the opportunity to accumulate benefits over time and is part of Nicor’s overall total rewards program. For additional information on these plans, see the narratives following the Pension Benefits

Table, the Nonqualified Deferred Compensation Table and the Other Potential Post-Employment Payments narrative.

Change in Control Benefits

Nicor does not have employment or severance agreements. However, Nicor has entered into change in control agreements with each of the NEOs that provide severance and other benefits in the event that the NEO’s employment is terminated without cause or by the NEO due to a constructive termination in conjunction with a change in control event. In Mr. Strobel’s case, he is also eligible to terminate his employment for any reason during a 12-month period that begins 90 days after the change in control and be eligible for the severance and other benefits provided by his agreement.

These agreements are intended to accomplish the following objectives:

•	reduce the distraction of the NEOs that would result from the personal uncertainties caused by a pending or threatened change in control;

•	encourage the NEOs’ full attention and dedication to Nicor and/or Nicor Gas;

•	provide the NEOs with compensation and benefit arrangements upon a change in control which are competitive with those of similarly situated corporations and

•	retain key talent.

The change in control agreements provide for severance and other benefits if the NEO’s employment is terminated by the NEO for “good reason” or by Nicor and Nicor Gas, as applicable, “without cause” during a period of 180 days prior to, and two years following, a change in control. For a description of the severance and other benefits that each NEO would receive under the terms of the change in control agreements, see the Other Potential Post-Employment Payments narrative. Nicor intends that future Change in Control Agreements will not include excise tax gross-up provisions.

STOCK OWNERSHIP GUIDELINES

Consistent with Nicor’s philosophy that management interests should be aligned with shareholder interests, Nicor requires that all officers acquire and retain Nicor’s Common Stock and stock equivalents at least equal in value to certain ownership levels. Executives have five years to achieve the required ownership levels. Annually the Committee reviews ownership levels for all executives. Currently, all NEOs have met their ownership requirements. The 2010 stock ownership guidelines are as follows:

Ownership Multiple
Executive	(of base salary)

CEO	3.0 times
CFO, EVPs, SVPs and Subsidiary President	1.5 times
Other Senior Officers	1.0 times

ACCOUNTING IMPACT AND TAX DEDUCTIBILITY OF COMPENSATION

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Nicor realizes a tax deduction upon payment to the executive.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the NEOs. To the extent that any cash compensation for any NEO, otherwise deductible for a particular tax year, would not be deductible in that year because of the limitations of Section 162(m), the Committee has mandated that such compensation will be deferred until it would be deductible; however, the Committee at its sole discretion may approve payment of non-deductible compensation from time to time if it deems circumstances warrant it.

Currently, the compensation programs for the PCUs are structured in a manner to be deductible under Section 162(m). In addition, as discussed previously, Nicor has structured the payment of Mr. Strobel’s RSUs to be made generally after he is no longer subject to the restrictions on deductible compensation under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers in 2010:

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation
Name & Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)
R. M. Strobel	2010	772,731	—	1,543,916	767,300	77,146	151,120	3,312,213
Chairman, President and	2009	750,000	—	1,320,172	894,848	134,516	156,053	3,255,589
Chief Executive Officer of	2008	767,616	—	1,212,647	931,466	80,051	162,608	3,154,388
Nicor and Nicor Gas

R. L. Hawley	2010	437,881	—	460,782	265,714	12,608	82,314	1,259,299
Executive Vice President and	2009	425,000	—	476,146	309,883	17,470	83,266	1,311,765
Chief Financial Officer	2008	434,327	—	437,401	322,563	11,366	88,177	1,293,834
of Nicor and Nicor Gas

R. J. D’Alessandro	2010	332,577	—	230,748	180,780	201,090	27,222	972,417
Executive Vice President	2009	325,000	—	242,654	211,585	331,209	28,397	1,138,845
Operations of Nicor Gas

P. C. Gracey, Jr.	2010	339,214	—	219,070	171,620	1,049	64,448	795,401
Senior Vice President, General	2009	328,000	—	227,446	183,457	1,492	52,827	793,222
Counsel and Secretary of	2008	336,404	20,000	208,809	187,800	1,119	64,547	818,679
Nicor and Nicor Gas

D. R. Dodge	2010	310,229	—	215,720	150,739	5,137	46,505	728,330
Executive Vice President	2009	300,000	30,000	224,181	157,275	5,078	61,562	778,096
Diversified Ventures of Nicor	2008	306,204	—	205,944	202,500	2,115	59,888	776,651

(1)	Executives may elect to defer up to 10% of their salary into the Salary Deferral Plan. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table.

(2)	Includes performance cash units and restricted stock units, described more fully in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table. Value of stock awards was based on the grant date fair value determined in accordance with FASB ASC Topic 718, using the assumptions set forth in the footnotes to the financial statements of Nicor’s 2010 Form 10-K, which are incorporated herein by reference. Value of performance cash units was determined using the probable outcome of the performance condition on the grant date. For 2010, 2009 and 2008 the probable outcomes on grant date was a payout of 96.75% each. Participants may elect to defer receipt of up to 50% of their total performance cash units award into the Stock Deferral Plan. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table. Payments from the performance cash units are made the year following the end of the three-year performance cycle, when results of the goals have been verified and approved by the Compensation Committee.

(3)	Represents amounts earned in Nicor’s annual incentive plan as discussed in the Compensation Discussion & Analysis. Participants may elect to defer receipt of up to 50% of their total incentive award shown above into the Stock Deferral Plan and up to 20% of their total incentive award into the Salary Deferral Plan. Any amounts under the Nicor Annual Incentive Plan not deductible on the Company’s tax return due to limits in the Internal Revenue Service (“IRS”) Code Section 162(m) are automatically deferred. Any deferred portions of the above amounts are also shown in the Nonqualified Deferred Compensation Table. Payments from the annual incentive plan are made following year-end, when results of the goals have been verified and approved by the Compensation Committee.

(4)	Represents changes in the defined benefit pension plan and the interest earned in excess of market for deferred compensation plans. The increase in nonqualified pension values for Mr. Strobel in 2010, 2009 and 2008 was $35,392, $84,421 and $49,623, respectively. The increase in the qualified and nonqualified pension values for Mr. D’Alessandro in 2010 and 2009 was $197,272 and 326,727, respectively. For the valuation method and all material assumptions applied to calculate the change in the qualified and nonqualified pension values, see the Postretirement Benefits footnote to the financial statements in Nicor’s 2010 Form 10-K. Balances in the Salary Deferral Plan are credited with an interest rate equal to 130% of Mergent’s Corporate Bond Rate as defined in the Plan. The average interest rate credited for 2010, 2009 and 2008 was 7.18%, 8.43% and 8.26%, respectively. Interest in excess of market is determined by comparison to the 120% federal long-term monthly rate published by the IRS which for 2010, 2009 and 2008 averaged 4.67%, 4.56% and 5.19%, respectively. Amounts shown are the difference, or the interest in excess of market, between these two average rates. Interest earned in excess of market in the Salary Deferral Plan in 2010 for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge was $41,754, $12,608, $3,818, $1,049 and $5,137, respectively, in 2009 for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge was $50,095, $17,470, $4,482, $1,492 and $5,078, respectively, in 2008 for Mr. Strobel, Mr. Hawley, Mr. Gracey and Mr. Dodge was $30,428, $11,366, $1,119 and $2,115, respectively.

(5)	This includes all other compensation for 2010, 2009 and 2008 that is not disclosed in the prior columns. Amounts shown for 2010 include company contributions to the 401(k) Plans for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of $16,537, $16,537, $12,863, $16,537 and $16,537, respectively. Also included are company contributions to the Supplementary Savings Plan for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of $30,406, $13,019, $3,201, $6,359 and $2,309, respectively; and company contributions to the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey and Mr. Dodge of $92,402, $42,216, $30,650 and $27,658, respectively, all of which are also included in the Nonqualified Deferred Compensation Table. Amounts shown also include perquisites and personal benefits in 2010 for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro and Mr. Gracey of $7,700 car allowance each; $3,750, $2,125, $1,625 and $1,640, respectively, for flexible spending, intended to be used for legal or financial advice or for unpaid medical expenses. Also included for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro and Mr. Gracey are $325, $716, $1,834 and $1,561, respectively for air travel club membership, spouse travel, meals, entertainment and executive physicals, none of which are more than 10% of the total perquisites and benefits. All of the NEOs receive a greater long-term disability benefit than other employees of the Company. However, there is no incremental cost to the Company for such greater benefit.

GRANTS OF PLAN-BASED AWARDS

The following table shows performance awards, performance units and restricted stock units granted to the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers in 2010:

								All Other
								Stock	Grant Date
								Awards:	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	of Stock
	Grant	Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Shares of	and Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	(1)	($)	($)	($)	(#)	(#)	(#)	Units (#)(4)	($)(5)
R. M. Strobel	3/25/2010							18,510	789,266
	3/25/2010				195,000	780,000	1,560,000		780,000
	N/A	280,800	702,000	1,263,600

R. L. Hawley	3/25/2010							5,540	236,226
	3/25/2010				58,025	232,100	464,200		232,100
	N/A	97,240	243,100	437,580

R. J. D’Alessandro	3/25/2010							2,750	117,260
	3/25/2010				29,325	117,300	234,600		117,300
	N/A	75,375	150,750	226,125

P. C. Gracey, Jr.	3/25/2010							2,610	111,290
	3/25/2010				27,850	111,400	222,800		111,400
	N/A	54,848	137,120	246,816

D. R. Dodge	3/25/2010							2,570	109,585
	3/25/2010				27,425	109,700	219,400		109,700
	N/A	70,538	141,075	211,613

(1)	Grant Date is not applicable for non-equity incentive plan awards.

(2)	Amounts shown for all NEOs represent possible payment levels under the 2010 Nicor annual incentive plan. Threshold payout is 50% and maximum payout is 150% of target. The maximum and minimum amounts for Mr. Strobel, Mr. Hawley and Mr. Gracey also reflect the potential increase of 20% to the 150% of target and the potential decrease of 20% to the 50% of target due to the ROE modifier as discussed in the Compensation Discussion and Analysis.

(3)	For a full description of the performance cash units and the vesting and award criteria, see the narrative following this table and the Compensation Discussion and Analysis.

(4)	The restricted stock units granted in March 2010 will vest on March 25, 2014, four years after the date of the grant. The total number of restricted stock units available for grant was determined by taking the value of the targeted award divided by a 5-day average of Nicor Inc.’s closing stock price. The 5-day average used for these units was $42.67, the average for March 10, 2010 through March 16, 2010. A portion of the targeted restricted stock units, 25% for the 2010 grants, are then subject to modification based on the Value Driver Scorecard assessment. The overall score resulted in a 5% increase in 25% of the targeted restricted stock units for the 2010 grant. The modified pool resulted in an increase of restricted stock units for Mr. Strobel and Mr. Hawley of 230 units and 100 units, respectively. For a full description of vesting and dividends for all restricted stock unit awards, see the narrative following this table and the Compensation Discussion and Analysis.

(5)	The amounts shown include the grant date fair value determined in accordance with FASB ASC Topic 718 for both the performance cash units and the restricted stock units. The value for the performance cash units is determined by using the targeted number of units awarded times one dollar, the value per unit. The value for the restricted stock units is determined by the number of units awarded times the closing price for Nicor Common Stock on the date of grant. The closing price for the March 25, 2010 grants was $42.64.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Restricted stock units have a four-year restriction period. The shares generally vest and are delivered at the end of the restriction period if the officer is continuously employed during that period, except for Mr. Strobel, whose shares vest after four years but are not delivered until the earliest of his death, his disability, a change in control, or the six-month anniversary of his separation from service. Until the shares are forfeited or delivered, the participant holding the restricted stock unit has the right of receiving dividends equivalent to the amount of dividends that would be paid on a share of Nicor Common Stock but is not able to vote the underlying shares. In the case of retirement eligibility, for all NEOs restricted stock units granted more than one year before the date of separation will vest immediately and the underlying shares will be delivered six-months after actual retirement, if earlier than the end of the four-year restriction period. In the case of death or disability, for all NEOs restricted stock units granted more than one year before the date of separation will vest immediately and the underlying shares will be delivered (with a six-month delay after disability). In the case of a change in control, restricted stock units will vest immediately and the underlying shares will be delivered. In all other cases, unvested restricted stock units will be forfeited.

Performance cash unit awards granted in 2010 generally are payable on December 31, 2012, provided that the executive is employed by Nicor on such date. However, in the case of death, disability or retirement, performance units granted more than one year before the date of separation will be eligible for payout at the end of the performance period based on the predefined per-unit performance/payout guidelines. In the event of a change in control, outstanding performance cash units may be paid out in such a manner as determined by the Committee. In all other cases, performance units held less than the full performance period are immediately forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows stock options, restricted stock units, restricted stock, deferred restricted stock and performance unit awards that remain outstanding at December 31, 2010 for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers:

	Option Awards			Stock Awards
							Equity
						Equity	Incentive Plan
						Incentive	Awards:
					Market	Plan Awards:	Market or
	Number of			Number of	Value of	Number of	Payout Value
	Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised			Stock That	Stock That	or Other	or Other
	Options (#)	Option	Option	Have Not	Have Not	Rights That	Rights That
	Exercisable	Exercise	Expiration	Vested	Vested ($)	Have Not	Have Not
Name	(1)	Price ($)	Date	(#)(2)	(3)	Vested (#)(4)	Vested ($)(5)
R. M. Strobel	18,400	45.05	03/21/12	18,510	924,019	1,237,600	1,237,600
						1,560,000	1,560,000

R. L. Hawley	10,000	36.34	03/18/14	4,610	230,131	446,200	446,200
	32,600	37.23	03/17/15	6,730	335,962	464,200	464,200
				7,580	378,394
				5,540	276,557

R. J. D’Alessandro	13,500	37.23	03/17/15	2,340	116,813	227,600	227,600
				3,430	171,226	234,600	234,600
				3,860	192,691
				2,750	137,280

P. C. Gracey, Jr.	12,700	36.34	03/18/14	2,230	111,322	213,200	213,200
	15,700	37.23	03/17/15	3,210	160,243	222,800	222,800
				3,620	180,710
				2,610	130,291

D. R. Dodge	14,400	37.23	03/17/15	2,570	128,294	210,000	210,000
						219,400	219,400

(1)	All outstanding options are vested and exercisable. All options expire 10 years after grant.

(2)	Shares shown represent restricted stock units. Stock shown for Mr. Hawley, Mr. D’Alessandro and Mr. Gracey of 4,610, 2,340 and 2,230, respectively, will vest on March 22, 2011. Stock units shown for Mr. Hawley, Mr. D’Alessandro and Mr. Gracey of 6,730, 3,430 and 3,210, respectively, will vest on March 27, 2012. Stock units shown for Mr. Hawley, Mr. D’Alessandro and Mr. Gracey of 7,580, 3,860 and 3,620, respectively, will vest on March 26, 2013. Stock units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of 18,510, 5,540, 2,750, 2,610 and 2,570, respectively, will vest on March 25, 2014. All stock shares/units will vest in full upon a change in control, or if held more than one year, upon eligibility to retire or termination due to death or disability.

(3)	Value is based on $49.92 per share, the closing price of Nicor Common Stock at December 31, 2010.

(4)	All amounts shown represent performance units, whose payout is determined by a performance multiplier which ranges from 0% to 200% based on Nicor’s total shareholder return (TSR) over a three-year performance period as compared to the performance of the other companies in the S&P MidCap 400 Utilities Index. No payout is made if the performance threshold of 25th percentile is not met. Units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of 1,237,600, 446,200, 227,600, 213,200 and 210,000, respectively, have a performance period of January 1, 2009 to December 31, 2011, at which time they will vest based upon the level of performance achieved. Units shown for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of 1,560,000, 464,200, 234,600, 222,800 and 219,400, respectively, have a performance period of January 1, 2010 to December 31, 2012, at which time they will vest based on the level of performance achieved. Units for both performance periods are presented based on achieving 200% of target, which is the next higher performance level than these respective units are achieving as of December 31, 2010 for their performance goal.

(5)	Performance units are valued at $1.00 each.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised and the performance cash units and restricted stock awards that vested during 2010 for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares or Units
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)(2)	on Vesting ($)(2)

R. M. Strobel	204,100	1,449,969	1,085,090	4,134,761

R. L. Hawley			372,905	575,618

R. J. D’Alessandro			189,750	273,544

P. C. Gracey, Jr.			178,180	275,093

D. R. Dodge			178,890	414,683

(1)	The value realized upon exercise of options does not include the value of any related payments by the NEO whether in payment of the exercise price or related taxes.

(2)	Represents performance cash units, restricted stock, deferred restricted stock and restricted stock units.

The performance cash units, having a performance period of January 1, 2008 to December 31, 2010, vested and were paid out in 2011. The TSR performance achieved for the end of the three-year period was at the 76th percentile resulting in a 165% payout. Each unit has a value of $1.00 and is paid out in cash. Participants may elect to defer up to 50% of their performance cash units earned into the Stock Deferral Plan. Included in the amounts shown on the previous page is a deferral for Mr. Strobel of $510,510, which is also included in the Nonqualified Deferred Compensation Table.

	Number of
	Units Acquired	Value Realized
Name	at Vesting	on Vesting

R. M. Strobel	1,021,020	$1,021,020

R. L. Hawley	368,115	$368,115

R. J. D’Alessandro	187,770	$187,770

P. C. Gracey, Jr.	175,890	$175,890

D. R. Dodge	173,250	$173,250

The restricted stock and deferred restricted stock with a restriction period of March 16, 2006 to March 16, 2010 vested with a value of the closing stock price on March 16, 2010 of $43.32. The stock was delivered for all NEOs excluding Mr. Strobel. Also included is the value of the shares underlying restricted stock units meeting the one-year holding requirement for Mr. Strobel and Mr. Dodge, which vested due to the NEOs being retirement eligible. Delivery for these units will be deferred until the earlier of the end of the 4-year restriction period or separation of service for Mr. Dodge. Delivery of all deferred stock and restricted stock units for Mr. Strobel will be deferred until his separation of service. The deferred restricted stock / units have been included in the Nonqualified Deferred Compensation Table.

		Number of Shares/		Value per
		Units Acquired at		Share on	Value Realized
Name	Grant Date	Vesting	Date Vested	Vesting Date	on Vesting

R. M. Strobel	3/16/2006	11,550	3/16/2010	43.32	$500,346
	3/22/2007	12,860	12/20/2010	49.76	$639,914
	3/27/2008	18,650	12/20/2010	49.76	$928,024
	3/26/2009	21,010	12/20/2010	49.76	$1,045,457

Total		64,070			$3,113,741

R. L. Hawley	3/16/2006	4,790	3/16/2010	43.32	$207,503

R. J. D’Alessandro	3/16/2006	1,980	3/16/2010	43.32	$85,774

P. C. Gracey, Jr.	3/16/2006	2,290	3/16/2010	43.32	$99,203

D. R. Dodge	3/16/2006	2,070	3/16/2010	43.32	$89,672
	3/26/2009	3,570	3/26/2010	42.51	$151,761

Total		5,640			$241,433

PENSION BENEFITS

The following table shows the actuarial present value of the accumulated vested benefit under the noncontributory defined benefit pension plan as of December 31, 2010, the measurement date used in Nicor’s financial statements, for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers:

		Number of	Present Value of
		Years Credited	Accumulated	Payments During
Name	Plan Name	Service (#)	Benefit ($)	2010 ($)

R. M. Strobel	Nicor Gas Supplementary Retirement Plan	10	604,201	—
R. L. Hawley	N/A
R. J. D’Alessandro	Nicor Companies Pension & Retirement Plan	30	1,031,016	—
	Nicor Gas Supplementary Retirement Plan	30	365,364	—
P. C. Gracey, Jr.	N/A
D. R. Dodge	N/A

Executive officers of Nicor Inc. and Nicor Gas hired prior to January 1, 1998 are covered by the Nicor Companies Pension and Retirement Plan, a noncontributory defined benefit pension plan with benefits determined from “Base Compensation” (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under “Salary” in the Summary Compensation Table. Under the Pension and Retirement Plan, an employee may elect to receive a lump sum benefit at retirement in lieu of monthly payments. The lump sum payment is based on the actuarial present value of the future monthly payments. The interest rate utilized to compute the present value of benefits is based on high quality corporate bonds. Each quarter, the interest rates are updated based on the rates announced for the second month preceding the quarter. Benefits are not subject to any reduction for social security payments or any other offset amounts. Normal retirement is age 65, and participants may retire as early as age 55 with 10 years of service and receive a reduced benefit of 5% for each year they are under age 60 up to a maximum 25% benefit reduction. Benefits payable under the retirement plan in excess of the Internal Revenue Code limitations will be paid to the employee under the terms of the Nicor Gas Supplementary Retirement Plan for executives hired prior to January 1, 1998.

Also under the Nicor Gas Supplementary Retirement Plan, Nicor has agreed to pay Mr. Strobel an annual retirement benefit for life of $50,000 or its actuarial equivalent. The default payment is a lump sum although he may elect an annuity for 75% of the actuarial equivalent with the remaining 25% paid out in a lump sum. For the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits shown above, see the Postretirement Benefits footnote to the financial statements in Nicor’s 2010 Form 10-K.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregated deferred compensation activity in the Salary Deferral Plan, the Stock Deferral Plan, the Nicor Annual Incentive Plan for Officers, the Supplementary Savings Plan, the Supplemental Senior Officer Retirement Plan and the Nicor Long-Term Incentive Plan for the Chief Executive Officer, the Chief Financial Officer, and the three other highest-compensated executive officers during 2010:

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at
Name	in 2010 ($)(1)	in 2010 ($)(2)	2010 ($)(3)	($)(4)	12/31/10 ($)(5)
R. M. Strobel
Salary Deferral Plan	230,733	—	119,346	—	2,010,006
Stock Deferral Plan	894,160	—	772,379	—	5,013,169
Nicor Annual Incentive Plan	230,190	—	8,030	167,688	412,821
Supplementary Savings Plan	—	30,406	5,846	—	220,571
Supplemental Senior Officer Retirement Plan	—	92,402	68,716	—	769,516
Nicor Long-Term Incentive Plan	—	3,113,741	100,957	—	3,214,698

Total	1,355,083	3,236,549	1,075,274	167,688	11,640,781

R. L. Hawley
Salary Deferral Plan	53,143	—	36,039	—	591,273
Stock Deferral Plan	—	—	40,734	—	212,561
Supplementary Savings Plan	—	13,019	1,911	—	75,560
Supplemental Senior Officer Retirement Plan	—	42,216	9,275	—	244,282

Total	53,143	55,235	87,959	—	1,123,676

R. J. D’Alessandro
Salary Deferral Plan	26,606	—	10,914	—	177,293
Stock Deferral Plan	—	—	77,959	—	406,810
Supplementary Savings Plan	—	3,201	493	—	19,510

Total	26,606	3,201	89,366	—	603,613

P. C. Gracey, Jr.
Salary Deferral Plan	—	—	3,000	—	44,790
Supplementary Savings Plan	—	6,359	1,123	—	43,664
Supplemental Senior Officer Retirement Plan	—	30,650	11,362	—	246,686

Total	—	37,009	15,485	—	335,140

D. R. Dodge
Salary Deferral Plan	61,171	—	14,683	—	271,904
Supplementary Savings Plan	—	2,309	680	—	25,133
Supplemental Senior Officer Retirement Plan	—	27,658	24,458	—	275,719
Nicor Long-Term Incentive Plan	—	151,761	81,807	—	451,645

Total	61,171	181,728	121,628	—	1,024,401

(1)	Included in the executive contributions shown is compensation reported in the Summary Compensation Table in the current year as salary for Mr. Strobel, Mr. D’Alessandro and Mr. Dodge of $77,273, $26,606 and $31,023, respectively; and reported as non-equity incentive plan compensation for Mr. Strobel, Mr. Hawley and Mr. Dodge of $767,300, $53,143 and $30,148, respectively. The non-equity incentive plan compensation will not be credited to deferred plan accounts until 2011.

(2)	Included in the registrant contributions shown are compensation reported in the Summary Compensation Table in the current year as other compensation, for contributions to the Supplementary Savings Plan for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of $23,649, $10,126, $3,201, $4,946 and $1,796, respectively, and contributions earned and vested in 2010, but which will not be credited to plan accounts until 2011 in the Supplementary Savings Plan and the Supplemental Senior Officer Retirement Plan for Mr. Strobel, Mr. Hawley, Mr. Gracey and Mr. Dodge of $99,159, $45,109, $32,063 and $28,171, respectively. Also included for Mr. Strobel and Mr. Dodge are vested deferred restricted stock and restricted stock units issued under the Nicor Long-Term Incentive Plan of $3,113,741 and $151,761, respectively as shown below. The restricted stock units previously shown in the Outstanding Equity Awards At Fiscal Year-End table, accelerated vesting in 2010 due to retirement eligibility. As provided for in the plan, the deferred restricted stock and restricted stock units will not be delivered until separation of service for Mr. Strobel, and the earlier of the end of the 4-year restriction period of the grant or actual retirement for Mr. Dodge. They are included here at the stock price realized as of the date of vesting.

		Number of Shares/		Value per
		Units Acquired at		Share on	Value Realized
Name	Grant Date	Vesting	Date Vested	Vesting Date	on Vesting

R. M. Strobel	3/16/2006	11,550	3/16/2010	43.32	$500,346
	3/22/2007	12,860	12/20/2010	49.76	$639,914
	3/27/2008	18,650	12/20/2010	49.76	$928,024
	3/26/2009	21,010	12/20/2010	49.76	$1,045,457

Total		64,070			$3,113,741

D. R. Dodge	3/26/2009	3,570	3/26/2010	42.51	$151,761

(3)	Included in the aggregate earnings shown is compensation reported in the Summary Compensation Table as a change in the pension value and nonqualified deferred compensation earnings in the current year as above market earnings for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of $41,754, $12,608, $3,818, $1,049 and $5,137, respectively.

(4)	Included in the aggregate withdrawals and distributions shown on the previous page is a payment to Mr. Strobel in the amount of $167,688 representing a portion of the amount of his 2009 non-equity incentive plan compensation that had been deferred due to the uncertainty of being subject to the deduction limitations set by the IRS under Section 162(m). It was determined later that this amount was not subject to the Section 162(m) limitations and was therefore paid out to Mr. Strobel before the end of the 2010.

(5)	Included in the aggregate balances shown are compensation reported in the Summary Compensation Tables in previous years for Mr. Strobel, Mr. Hawley, Mr. D’Alessandro, Mr. Gracey and Mr. Dodge of $7,707,087, $843,632, $33,317, $242,743 and $707,984, respectively.

The Salary Deferral Plan allows executives and managers of Nicor and Nicor Gas to defer up to 10% of their salary and/or up to 20% of their annual incentive plan payout and earn an interest rate equal to 130% of Mergent’s Corporate Bond Rate as defined in the plan. The average interest rate earned in 2010 was 7.183%. Plan balances are distributed after retirement in installments, lump sum or a combination of such, as elected by the participant, or after termination in a lump sum. Withdrawals during employment are only allowed in extreme hardship cases.

The Stock Deferral Plan allows executives of Nicor and Nicor Gas to defer up to 50% of their annual incentive payout and/or up to 50% of their Nicor long-term plan performance cash units payout. Deferrals are converted to Nicor stock equivalents. As defined in the plan, balances earn dividends equivalent to the dividends paid on Nicor Common Stock. Dividends paid on a share of Nicor Common Stock in 2010 were $1.86. Effective in 2009, dividends may no longer be paid in cash, but are to be reinvested and converted into additional stock equivalents. Participants may elect to have their deferrals and reinvested dividends distributed to them in a lump sum as early as three years after deferral, or after separation of service in a lump sum or up to 15 annual installments.

The Nicor Annual Incentive Plan for Officers allows executives to defer all or a portion of their annual incentive payout. This Plan also requires that any portion of the bonus, which is not deductible under Section 162(m) of the IRS Code, be automatically deferred. Deferred balances earn an interest rate equivalent to the prime rate applied on a quarterly basis. Participants may elect distribution of voluntary deferrals in a lump sum or annual installments up to five years following the earlier of termination or a date specified by the participant. Involuntary deferrals are distributed in a lump sum six months after termination.

The Supplementary Savings Plan is credited with amounts the executive would have received under Nicor’s 401(k) Plan except for the fact that the IRS Code puts annual limits on employee and company contributions into the 401(k) Plan. When the participant reaches the IRS annual limit in the 401(k) Plan, then the amounts for company contributions above the IRS annual limit are credited to the Supplementary Savings Plan to assure the participants receive benefits comparable to what they would have received if the IRS did not place limits in the 401(k) Plan. As defined in the plan, balances earn an interest rate equivalent to the Vanguard Retirement Savings Trust III Fund rate in the 401(k) Plan. Participants may elect distribution in a lump sum or up to 10 annual installments commencing at retirement.

The Supplemental Senior Officer Retirement Plan is a defined contribution plan covering executive officers of Nicor and Nicor Gas hired after December 31, 1997, under which they receive an annual credit of 6% of base salary and annual incentive. Vesting occurs at the earlier of three years, attaining age 60, or in the event of a change in control. Mr. Strobel, Mr. Hawley, Mr. Gracey and Mr. Dodge are vested. They may elect to receive their benefit either in a lump sum or from five to 10 annual installments after retirement. No withdrawals are allowed during employment. As defined in the Plan, they may elect to have amounts credited to their accounts accrue a return equivalent to the results of one or more of 10 specified Vanguard funds. They may change their investment vehicles up to four times per month. While the accounts will remain an unfunded obligation of Nicor, Nicor has created a trust for Nicor’s benefit that will hold investments reflecting these obligations. Mr. D’Alessandro is not eligible to participate in this Plan.

The Nicor Long-Term Incentive Plan grants time-vested deferred restricted stock and restricted stock units to executives. These grants have a restriction period of four years. The plan provides for accelerated vesting at retirement after the 1st anniversary from grant date. When the participant becomes eligible for retirement, there is no longer a substantial risk of forfeiture. At that time, the units are considered vested and deferred until the end of the restriction period or actual retirement date if earlier, except for Mr. Strobel whose units are deferred until his separation of service. Deferred units will continue to receive dividend equivalents as dividends on Nicor are declared by the Board. These dividend equivalents are deferred until such time as the underlying unit is delivered. During the deferral period, the dividend equivalents earn an interest rate equivalent to the prime rate applied on a quarterly basis.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The compensation payable to each NEO of Nicor upon voluntary termination, retirement, termination following a change in control and in the event of death or disability of the executive is discussed on the following pages. The tables reflect incremental compensation to each of the NEOs of Nicor in the event of employment separation effective as of December 31, 2010, and represent estimates of the amounts, in excess of that earned and vested, which would be paid out to the executives upon their termination. Amounts earned and vested are shown in tables previous to this section (see the Nonqualified Deferred Compensation Table, the Pensions Benefits Table and the Stock Awards columns in the Outstanding Equity Awards at Fiscal Year-End Table). The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.

Payments made upon Termination

Regardless of the manner in which a NEO’s employment terminates (including after a change in control or for cause), he is entitled to receive amounts earned during his term of employment consistent with other non-executive employees such as unused accrued vacation pay and accrued base salary, vested deferred compensation, amounts accrued and vested through retirement plans, and outstanding vested stock options (except if the termination is for cause, then outstanding vested stock options are immediately cancelled).

Payments made upon Retirement

In the event of the retirement of a NEO (including after a change in control), in addition to the items named above:

•	The NEO will be eligible for payout from outstanding performance units held more than one year on the same basis as other participants. Performance units received less than one year from the retirement date will be cancelled.

•	All unvested restricted stock units granted more than one year before retirement will vest and be eligible for payout, after the IRC Section 409A waiting period of six-months. Restricted stock units granted less than one year will be cancelled.

•	The NEO will continue to receive subsidized health and welfare benefits, including for his dependents if applicable, on the same basis as other retirees with similar lengths of service.

•	The NEO will receive retiree life insurance coverage on the same basis as other retirees.

•	The NEO will be eligible to receive, after the completion of the performance year, a payout from the applicable annual incentive plan (discussed in the Compensation Discussion and Analysis), prorated for the portion of the performance cycle employed, based on the retirement date, depending on the achievement of the plan’s measures.

Payments made upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed previously, the NEO will receive payments under the company’s life insurance plan or benefits under the company’s disability plan, as appropriate. In addition, unvested restricted stock units held more than one year will vest upon death or disability.

In addition to the above benefits, Mr. D’Alessandro and Mr. Dodge participate in the Security Payment Plan. This plan provides an annuity in the case of death or disability during employment. The benefit is based on the Nicor Companies Pension and Retirement Plan formula except for the following: the final earnings are equal to the employee’s highest annual salary rate during the 60-month period immediately preceding death or disability retirement, age and service are calculated to age 65, and amount is offset by any benefits received through the company’s short- and long-term disability plans and the retirement plans as well as any worker’s compensation benefits. In the case of disability, the benefit from this plan for Mr. D’Alessandro would be partially offset by the benefit from the company’s retirement plans and short- and long-term disability plans and Mr. D’Alessandro would be eligible to receive an annual payment of $41,794 until age 66 and 8 months. For Mr. Dodge, the benefit from this plan would be totally offset by the benefit from the company’s short-and long-term disability plans until age 66 when the long-term disability plan benefit ends. Mr. D’Alessandro and Mr. Dodge would then be eligible to receive annual payments for life of $66,804 and $80,982, respectively, from this plan. In the case of death, Mr. D’Alessandro’s surviving spouse would be eligible to receive an annual payment of $228,517 until the date Mr. D’Alessandro would have attained age 55 at which time the annual surviving spouse benefit would be reduced to $114,258. Beginning on the date Mr. D’Alessandro would have attained age 60, this annual benefit payable for life to his surviving spouse would be reduced to $42,446, being offset by a surviving spouse benefit from the company’s retirement plans. For Mr. Dodge in the case of death, his surviving spouse would be eligible to receive an annual payment for life of $40,491.

Payments made upon a Termination Following a Change in Control

All NEOs are covered by a Change in Control Agreement (CICA) that defines compensation in the event of termination related to a change in control (as defined in the CICA). The CICAs generally provide that, if within 180 days prior to or two years following a change in control the executive officer’s employment is terminated without cause or by the executive due to a constructive termination (and, in the case of Mr. Strobel, by Mr. Strobel for any reason during the 12-month period beginning 90 days after a change in control), the executive becomes entitled to the following benefits: (1) payment of an amount equal to three times the sum of (a) the executive’s annual base salary and (b) the greater of the average actual bonus paid for the prior two years preceding the year of the change in control or the current year target bonus; (2) payment of an amount equal to the greater of a prorated current-year target bonus or the amount of the current-year bonus otherwise payable to the executive with respect to the performance period in which the termination date occurs; (3) full vesting of amounts deferred and accrued plus credit for an additional three years of contributions under the Supplemental Senior Officer Retirement Plan, based on the severance payment described in (1) as compensation earned over the severance period (except for Mr. D’Alessandro, who does not participate in this plan); (4) cash payments of an amount equal to the unvested portion and an additional three years of company contributions to the 401(k) Plans equal to the amount that would have been made over the severance period had employment continued; (5) full vesting of all outstanding stock option awards, which would continue to be exercisable for their full term or until the executive’s earlier death; (6) all forfeiture conditions on any stock incentive, deferred stock unit, restricted stock or restricted stock unit incentive awards lapse immediately, unless subject to performance-based criteria, whereby forfeiture conditions shall lapse on a prorated portion of the stock; (7) full vesting and prorated payout of performance units and other long-term cash incentive awards; (8) up to a three-year continuation of welfare benefits; and (9) outplacement and legal fees and other expenses. In addition, if any payments to the executive are subject to the excise tax on “parachute payments,” the company will make an additional payment to the executive so that the executive will receive net benefits as if no excise tax was payable. In addition, Mr. D’Alessandro would receive his accrued benefit plus credit for an additional three years of life and service under the Supplementary Retirement Plan.

If a NEO is permanently disabled or dies during the two-year change in control period, the CICA generally provides for payments of the accrued base salary and any accrued paid time off through the termination date not previously paid; an amount equal to the greater of a prorated current-year target bonus or the amount of the current-year bonus otherwise payable to the executive with respect to the performance period in which the termination date occurs; and all amounts previously deferred by or accrued to the benefit of the executive under any nonqualified deferred compensation plan sponsored by Nicor. In addition, the CICA provides that the executive is entitled to receive disability benefits or death benefits, as applicable, at least equal to the greater of those provided under the most favorable disability or death benefit plans applicable to senior company executives in effect immediately before the termination date, or those provided under the most favorable disability plan of the company or death benefit plan provided to the executive at any time during the 90-day period immediately before the date of the change in control.

If a NEO voluntarily terminates for other than good reason, retirement, permanent disability or death, then he receives only the benefits noted previously under “Payments made upon Termination.”

The CICAs are automatically extended for an additional year on each December 31 unless either party gives notice to the contrary by the preceding June 30. The CICAs are also extended automatically for two years following any change in control while they are in effect.

Under the terms of the Merger Agreement with AGL Resources, all PCUs will be paid out upon consummation of the merger. The terms of the Merger Agreement allow for such payment to occur at target or actual performance through the date of the merger, and does not require pro-ration of the awards. For purposes of the tables on the following pages, therefore, we assumed that the merger with AGL Resources was consummated on December 31, 2010. Based on actual performance through such date, the PCUs would have paid out at maximum level. Accordingly, the amounts set forth as Cash LTIP Award payable upon termination without cause following a change in control reflect the maximum amount of PCUs payable, and are not pro-rated.

Potential Payments upon Termination due to Retirement, Death, Disability or a Change in Control

The following tables include the estimated incremental benefits of multiple post-employment termination distributions.

				Termination
				Without Cause
				following a
Mr. R. M. Strobel				Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	5,079,471
Cash LTIP Award	—	—	—	1,980,550
Equity
Restricted Stock	—	—	—	924,019
Retirement Benefits
Defined Contribution Plans	—	—	—	647,633
Other Benefits
Health & Welfare	—	—	—	34,082
Outplacement	—	—	—	35,000
Tax Gross-Ups	—	—	—	3,581,128
Subtotal	—	—	—	3,650,210
TOTAL	—	—	—	12,281,883

				Termination
				Without Cause
				following a
Mr. R. L. Hawley				Change in
Benefit	Retirement ($)(1)	Death ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	2,274,669
Cash LTIP Award	—	—	—	652,663
Equity
Restricted Stock	—	944,486	944,486	1,221,043
Retirement Benefits
Defined Contribution Plans	—	—	—	290,020
Other Benefits
Health & Welfare	—	—	—	51,929
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	1,314,330
Subtotal	—	—	—	1,396,259
TOTAL	—	944,486	944,486	5,834,654

(1)	Not currently retirement eligible.

				Termination
				Without Cause
				following a
Mr. R. J. D’Alessandro				Change in
Benefit	Retirement ($)(1)	Death ($)(2)	Disability ($)	Control ($)

Cash Severance	—	—	—	1,620,552
Cash LTIP Award	—	—	—	331,550
Equity
Restricted Stock	—	480,730	480,730	618,010
Retirement Benefits
Supplemental Retirement Plan	—	—	—	850,768
Defined Contribution Plans	—	—	—	85,079
Subtotal	—	—	—	935,847
Other Benefits
Health & Welfare	—	—	—	50,830
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	1,269,734
Subtotal	—	—	—	1,350,564
TOTAL	—	480,730	480,730	4,856,523

(1)	Not currently retirement eligible.

(2)	This does not include the annual annuity payable to Mr. D’Alessandro’s spouse from the Security Payment Plan, as discussed previously under the “Payments made upon Death and Disability.”

				Termination
				Without Cause
				following a
Mr. P. C. Gracey, Jr.				Change in
Benefit	Retirement ($)(1)	Death ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	1,585,286
Cash LTIP Award	—	—	—	312,475
Equity
Restricted Stock	—	452,275	452,275	582,566
Retirement Benefits
Defined Contribution Plans	—	—	—	202,124
Other Benefits
Health & Welfare	—	—	—	56,820
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	871,056
Subtotal	—	—	—	957,876
TOTAL	—	452,275	452,275	3,640,327

(1)	Not currently retirement eligible.

				Termination
				Without Cause
				following a
Mr. D. R. Dodge				Change in
Benefit	Retirement ($)	Death ($)(1)	Disability ($)	Control ($)

Cash Severance	—	—	—	1,480,163
Cash LTIP Award	—	—	—	307,750
Equity
Restricted Stock	—	—	—	128,294
Retirement Benefits
Defined Contribution Plans	—	—	—	188,721
Other Benefits
Health & Welfare	—	—	—	52,654
Outplacement	—	—	—	30,000
Tax Gross-Ups	—	—	—	733,225
Subtotal	—	—	—	815,879
TOTAL	—	—	—	2,920,807

(1)	This does not include the annual annuity payable to Mr. Dodge’s spouse from the Security Payment Plan, as discussed previously under the “Payments made upon Death and Disability.”

COMPENSATION CONSULTANTS

The Compensation Consultant works with the Compensation Committee in coordination with management on all aspects of executive rewards. The Compensation Consultant also works with the Senior Vice President, Human Resources and members of Nicor’s internal compensation group to gather the information necessary to conduct its work. In 2010, Towers Watson’s fees for providing services to the Compensation Committee and to the Company were approximately $318,000; of which $134,000 related exclusively to executive compensation consulting at the direction of or service to the Compensation Committee. The balance of the fees related to support of management in executive and broad-based compensation matters, benefits consulting and the provision of survey resources.

NICOR’S COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

Nicor has reviewed its compensation policies and practices and has determined that it has no policies or practices which are reasonably likely to have a material adverse effect on the company.

PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NICOR’S NAMED EXECUTIVE OFFICERS

As described in Nicor’s Compensation Discussion and Analysis section of this proxy statement (“CD&A”), Nicor’s Compensation Committee’s goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains top talent, provides competitive, market-based plans, aligns leadership and stockholder interest, links rewards with business performance and reinforces Nicor’s culture that promotes a successful work environment that helps achieve business results. Consistent with this philosophy, a portion of the total compensation opportunity for each of our executives is performance-based and dependent upon Nicor’s achievement of specified financial goals, as well as the performance of Nicor’s common shares on a long-term basis.

Stockholders are urged to read the CD&A, which discusses how Nicor’s compensation policies and procedures implement its compensation philosophy, as well as the Nicor Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of Nicor’s five most highly-compensated executive officers in fiscal 2010. Nicor’s Compensation Committee and its Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing its compensation philosophy and in achieving its goals and that the compensation of its named executive officers in fiscal 2010 reflects and supports these compensation policies and procedures.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as a matter of good corporate governance, Nicor stockholders will be asked at the 2011 Annual Meeting to approve the following advisory resolution:

RESOLVED, that the stockholders of Nicor Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on Nicor’s Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding Nicor’s executive compensation programs.

The Board of Directors recommends that you vote FOR proposal 2.

PROPOSAL 3 — NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF A STOCKHOLDER VOTE ON THE COMPENSATION OF NICOR’S NAMED EXECUTIVE OFFICERS

In accordance with recently adopted Section 14A of the Exchange Act, Nicor is providing a stockholder advisory vote to approve the compensation of executives (the “say-on-pay” advisory vote in Proposal 2 above) this year and will do so at least once every three years hereafter. Nicor is also asking stockholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years. Your proxy voting card allows you to choose the frequency you prefer.

Stockholders should weigh the value of having the opportunity every year to voice their opinion on Nicor’s executive compensation through an advisory vote against the additional burden and expense to Nicor and stockholders of preparing and responding to proposals annually as well as other means available to stockholders to provide input on executive compensation.

On balance, the Nicor Board supports advisory votes on executive compensation every year as it believes the value of annual stockholder input will likely outweigh the burden of preparing annual proposals.

The Nicor Board is not bound by this advisory stockholder vote but it will give significant weight to stockholder preferences on this matter.

The Nicor Board of Directors recommends that you vote, on an advisory basis, FOR future stockholder advisory votes on executive compensation to be held every year.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five members of the Board of Directors. Each member of the Committee is independent of Nicor and its management, as defined by the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. John C. Staley is an “audit committee financial expert.” The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found under “Corporate Governance” in the Investor section of Nicor’s website at www.nicor.com.

The Committee has reviewed and discussed Nicor’s quarterly financial statements and the audited financial statements for the year ended December 31, 2010 with management and Deloitte & Touche LLP, Nicor’s independent registered public accounting firm. The Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 5, An Audit Of Internal Control Over Financial Reporting That Is Integrated With An Audit Of Financial Statements.

The Committee has received from Deloitte & Touche LLP the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communications With Audit Committees Concerning Independence, regarding their independence. The Committee has discussed with Deloitte & Touche LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Independent Registered Public Accounting Firm” is compatible with maintaining their independence.

Based on the reviews and discussions referred to above and on the previous page, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in Nicor’s Annual Report on Form 10-K for 2010.

Audit Committee of the Board of Directors of Nicor Inc.

Bruce P. Bickner, Chairman	Norman R Bobins	R. Eden Martin	Georgia R. Nelson	John C. Staley

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2011. Deloitte & Touche LLP has served as Nicor’s independent registered public accounting firm since May 2002.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR proposal 4.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of the Deloitte & Touche LLP fees for professional services rendered for the years ended December 31, 2010 and 2009:

Fee Category	2010	2009

Audit Fees	$2,030,000	$2,465,000
Audit-Related Fees	341,000	379,000
Tax Fees	49,000	48,000
All Other Fees	133,000	20,000

Total Fees	$2,553,000	$2,912,000

Audit Fees

Consists of fees billed for professional services rendered for the audit of Nicor’s consolidated and Nicor Gas’ financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings.

Audit-Related Fees

Consists of fees for assurance and related services that are reasonably related to the performance of the audit of Nicor’s consolidated and Nicor Gas’ financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation and workpaper access relating to the proposed AGL Resources merger.

Tax Fees

The 2010 and 2009 fees related to tax return review and preparation assistance.

All Other Fees

Consists of due diligence services rendered in connection with the proposed AGL Resources merger and fees for research tools and accounting training provided to Nicor staff.

Audit Committee Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. On an ongoing basis, management of Nicor defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of Deloitte & Touche LLP. On a periodic basis, Nicor’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2010 and 2009, all audit and non-audit services provided by Deloitte & Touche LLP were approved in advance by the Audit Committee.

STOCKHOLDER PROPOSALS

Stockholder proposals must be received at Nicor’s General Office, attention Senior Vice President, General Counsel and Secretary, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before December 28, 2011, and must otherwise comply with U.S. Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the Annual Meeting of Stockholders held in 2012. In addition, written notice must be received on or before January 27, 2012 and must otherwise comply with Nicor’s By-Laws in order for stockholder proposals or nominations to be presented at the 2012 Annual Meeting.

OTHER MATTERS

As of the date of this Proxy Statement, Nicor knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

PAUL C. GRACEY, JR.
Senior Vice President, General Counsel
and Secretary

April 26, 2011

Appendix A

NICOR INC.

STANDARDS FOR DIRECTOR INDEPENDENCE

The following standards, established by the New York Stock Exchange, have been adopted by the Board of Directors (the “Board”) to determine whether a Director of the Company is independent:

No Director qualifies as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

A Director is not independent if:

•	The Director is, or has been within the last five years, an employee of the Company, or an immediate family member is, or has been within the last five years, an executive officer, of the Company.

•	A Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years more than $75,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	(A) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the Director is a current employee of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Director or an immediate family member was within the last five years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships.  Any payments by the Company for goods or services, or other contractual arrangements to: (i) a business employing, or 10% or more owned by, a Director or an immediate family member; or (ii) an entity for which a Director or an immediate family member serves as a Director or in a similar capacity, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director’s independence:

•	If a Director (or an immediate family member) is an officer or Director of another company that does business with the Company and the annual sales to, or purchases from the Company during such other company’s preceding fiscal year are less than 2% of the gross annual revenues of such company; and

•	If a Director is a partner, officer or employee of an investment bank or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting services for the Company, and the annual fees paid to the firm by the Company during such firm’s preceding fiscal year does not exceed $250,000.

A-1

Relationships with Charitable Organizations.  A Director’s independence will not be considered impaired solely for the reason that a Director or an immediate family member is a Director, officer or trustee of a university, foundation or other not-for-profit organization that receives from the Company and its direct and indirect subsidiaries during any of the prior three fiscal years, contributions in any single fiscal year not exceeding the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues during such charitable organization’s fiscal year. (Any automatic matching of employee charitable contributions by the Company or its direct or indirect subsidiaries is not included in the Company’s contributions for this purpose.) All contributions by the Company in excess of $100,000 to not-for-profit entities with which a Director is affiliated, will be reported to the Corporate Governance Committee, and may be considered in making independence determinations.

For purposes of these standards, “Company” shall mean Nicor Inc. and its direct and indirect subsidiaries.

A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
<XXXXX>1               KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NICOR INC.			For	Withhold	For All
			All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.
Vote on Directors			☐	☐	☐

1.	Election of Directors

Nominees:

	01) R. M. Beavers, Jr.	08) R. E. Martin
	02) B. P. Bickner	09) G. R. Nelson
	03) J. H. Birdsall, III	10) A. J. Olivera
	04) N. R. Bobins	11) J. Rau
	05) B. J. Gaines	12) J. C. Staley
	06) R. A. Jean	13) R. M. Strobel
07) D. J. Keller

Vote on Proposals

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.			For	Against	Abstain

2.	Non-binding advisory vote to approve the compensation of Nicor’s named executive officers as disclosed in the accompanying proxy statement.		☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No
Please vote, date, and sign your name(s) exactly as shown and mail promptly in the enclosed envelope.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “1 YEAR” ON PROPOSAL 3.	1 Year	2 Years	3 Years	Abstain

3. Non-binding advisory vote on the frequency of a stockholder vote on the compensation of Nicor’s named executive officers.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4.		For	Against	Abstain

4. Ratification of appointment of Deloitte & Touche LLP as Nicor’s independent registered public accounting firm for 2011.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
You are cordially invited to attend the annual meeting of shareholders of Nicor Inc. to be held on Tuesday, June 14, 2011 at 10:30 a.m. at the Chase Auditorium in the Chase Tower, Plaza Level, 10 South Dearborn Street, Chicago, Illinois.
You should present this admission ticket, and a form of personal identification, in order to gain admittance to the meeting. This ticket admits only the shareholder(s) listed on the reverse side and one guest, and is not transferable. If shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from your broker, trustee, bank or nominee confirming your beneficial ownership of the shares.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K Wrap are available at www.proxyvote.com.

<XXXXX>1

Nicor Inc.
1844 Ferry Road
Naperville, IL 60563-9600
Proxy Solicited by the Board of Directors
The undersigned appoints Russ M. Strobel, Robert M. Beavers, Jr., John H. Birdsall, III, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Nicor Inc., to be held June 14, 2011 or at any adjournment thereof, on the matter as set forth in the Proxy Statement and on all matters properly presented at the meeting.
This instruction and proxy card is also solicited by the Board of Directors of Nicor Inc. for persons who participate in (1) the Nicor Companies Savings Investment Plan, (2) the Nicor Gas Thrift Plan, and (3) the Birdsall, Inc. Retirement Savings Plan. By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby instructs Vanguard Fiduciary Trust Company, the trustee of each of the Plans named above, to exercise the voting rights relating to any shares of Common Stock of Nicor Inc. allocable to his or her account(s) as of April 18, 2011. The trustee will tabulate the votes received from all participants by June 9, 2011 and shall vote the shares of Nicor Common Stock for which it does not receive voting instruction in the same proportion as the shares voted under the Plans pursuant to instruction.
Proxies will be voted as directed.
In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors.